As filed with the Securities and Exchange Commission on September 11, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ireland	Allegion Public Limited Company	98-1108930
Delaware	Allegion US Holding Company Inc.	35-2483885
Delaware	Schlage Lock Company LLC	54-2139412
Indiana	Von Duprin LLC	35-1103470
(State or Other Jurisdiction of Incorporation or Organization)	(Exact Name of Registrant as Specified in Its Charter)	(I.R.S. Employer Identification Number)

Allegion Public Limited Company

Allegion US Holding Company Inc.

Schlage Lock Company LLC

Von Duprin LLC

c/o Allegion plc

Block D

Iveagh Court

Harcourt Road

Dublin 2, Ireland

+(353) (1) 2546200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Jeffrey N. Braun

Senior Vice President and General Counsel

11819 North Pennsylvania Street

Carmel, Indiana 46032

(317) 810-3700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Joshua Ford Bonnie

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Debt securities of Allegion plc
Guarantees of Allegion US Holding Company Inc.(2)
Guarantees of Schlage Lock Company LLC(2)
Guarantees of Von Duprin LLC(2)

(1)	An indeterminate amount of securities to be offered from time to time at indeterminate prices is being registered pursuant to this registration statement. The registrants are deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act and are omitting this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.
(2)	Pursuant to rule 457(n), no separate fee for the guarantees is payable.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where their offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED SEPTEMBER 11, 2015

$300,000,000

Allegion plc

    % Senior Notes due 2023

Allegion plc (the “issuer”) is offering $300,000,000 in aggregate principal amount of its     % Senior Notes due 2023 (the “notes”).

The issuer will pay interest on the notes on                      and                      of each year, beginning on             , 2016. The notes will mature on             , 2023. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

At any time on and after             , 2018, the issuer may redeem the notes, in whole or in part, at the redemption prices set forth in this prospectus. At any time prior to             , 2018, the issuer may redeem all or a portion of the notes at a “make-whole” redemption price set forth in this prospectus, plus accrued and unpaid interest to, but not including, the redemption date. In addition, at any time prior to             , 2018, the issuer has the option to, on one or more occasions, redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to     % of the principal amount of the notes redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date, with the net cash proceeds of certain equity offerings. See “Description of the Notes—Optional Redemption.”

The notes will be the issuer’s senior unsecured indebtedness and will rank equally with all of its existing and future senior unsecured indebtedness and effectively junior to its existing and future secured indebtedness (including indebtedness with respect to its senior secured credit facilities, as described herein) to the extent of the value of the assets securing such indebtedness. The notes will be guaranteed on a senior unsecured basis by certain of the issuer’s subsidiaries that are or become guarantors or borrowers under the issuer’s senior secured credit facilities or that guarantee certain other debt of the issuer or a guarantor, as further described herein. The guarantees will be senior unsecured obligations of each guarantor and will rank equally with all of such guarantor’s existing and future senior unsecured obligations and effectively junior to such guarantor’s existing and future secured obligations to the extent of the value of the assets securing such obligations. The notes will be structurally subordinated to all of the existing and future liabilities, including trade payables, of the issuer’s existing and future subsidiaries that do not guarantee the notes.

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange (the “NYSE”). If the application is approved, we expect trading in the notes on the NYSE to begin within 30 days after the original issue date of the notes.

Investing in the notes involves substantial risks. Please read “Risk Factors” beginning on page 23 of this prospectus and the risk factors included in our periodic reports that we file with the Securities and Exchange Commission before you invest in the notes.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to the issuer(1)		%	$

(1)	Plus accrued interest, if any, from September , 2015.

Delivery of the notes, in book-entry form, will be made against payment therefor on or about September     , 2015, which will be the third business day following the date of this prospectus (such settlement being referred to as “T+3”), through The Depository Trust Company (“DTC”).

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of the notes or related guarantees or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	Goldman, Sachs & Co.

BNP PARIBAS	BofA Merrill Lynch	Citigroup	Credit Suisse	Wells Fargo Securities

Co-Managers

BBVA	Fifth Third Securities	Mizuho Securities

MUFG	PNC Capital Markets LLC	TD Securities	US Bancorp

                 , 2015

You should rely only on the information contained in this prospectus, any prospectus supplement and those documents incorporated by reference herein or therein. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or related guarantees offered by this prospectus and any prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this prospectus, any prospectus supplement, nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

As used in this prospectus and any prospectus supplement, “Allegion,” “we,” “our” and “us” mean Allegion plc, an Irish public limited company, together with its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

References herein to our financial or operating performance in or during 2014 are to the fiscal year ended December 31, 2014.

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ABOUT THIS PROSPECTUS

This prospectus relates to the offer and sale by us of the notes. You should rely on the information contained or incorporated by reference into this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell the notes or related guarantees in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, results of operations, financial condition and prospects may have changed since those dates. Since June 30, 2015, we have completed or proposed the transactions described in “Summary—Recent Developments.” Unless otherwise stated or the context otherwise requires, the information presented in this prospectus does not give effect to the transactions described therein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in or incorporated by reference in this prospectus, other than purely historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements.

Forward-looking statements may relate to such matters as projections of revenue, margins, expenses, tax provisions, earnings, cash flows, benefit obligations, dividends, share purchases or other financial items; any statements of the plans, strategies and objectives of management for future operations, including those relating to any statements concerning expected development, performance or market share relating to our products and services; any statements regarding future economic conditions or our performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are based on currently available information and our current assumptions, expectations and projections about future events. While we believe that our assumptions, expectations and projections are reasonable in view of the currently available information, you are cautioned not to place undue reliance on our forward-looking statements. You are advised to review any further disclosures we make on related subjects in materials we file with or furnish to the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made and are not guarantees of future performance. They are subject to future events, risks and uncertainties—many of which are beyond our control—as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in our forward looking statements. We do not undertake to update any forward-looking statements.

Factors that might affect our forward-looking statements include, among other things:

•	economic, political and business conditions in the markets in which we operate;

•	the demand for our products and services;

•	competitive factors in the industry in which we compete;

•	the ability to protect and use intellectual property;

•	fluctuations in currency exchange rates;

•	the ability to complete and integrate any acquisitions;

•	changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

•	the outcome of any litigation, governmental investigations or proceedings;

•	interest rate fluctuations and other changes in borrowing costs;

•	other capital market conditions, including availability of funding sources and currency exchange rate fluctuations;

•	availability of and fluctuations in the prices of key commodities and the impact of higher energy prices;

•	the ability to achieve cost savings in connection with our productivity programs;

•	potential further impairment of our goodwill, indefinite-lived intangible assets and/or our long-lived assets;

•	the possible effects on us of future legislation in the U.S. that may limit or eliminate potential U.S. tax benefits resulting from our incorporation in a non-U.S. jurisdiction, such as Ireland, or deny U.S. government contracts to us based upon our incorporation in such non-U.S. jurisdiction;

•	our ability to fully realize the expected benefits of the Spin-off (as defined in “Summary—Our Company”) from Ingersoll Rand plc (“Ingersoll Rand”);

•	the impact of potential technology or data security breaches; and

•	the impact our substantial leverage may have on our business and operations.

Some of the significant risks and uncertainties that could cause actual results to differ materially from our expectations and projections are described more fully in Part I, Item 1A of our most recent Annual Report on Form 10-K, the section entitled “Risk Factors” in our Quarterly Reports on Form 10-Q and as may be included from time to time in our reports filed with the SEC. There may also be other factors that have not been anticipated or that are not described in our periodic filings with the SEC, generally because we did not believe them to be significant at the time, which could cause results to differ materially from our expectations. We caution you that the important factors referenced above may not contain all of the factors that are important to you.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.allegion.com. Information on or that can be accessed through our website does not constitute part of this prospectus, and any references to this website or any other website are inactive textual references only. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Our ordinary shares are listed on the NYSE under the trading symbol “ALLE.” Our SEC filings are also available at the office of the NYSE located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read the information with the same care that you read this prospectus. Subsequent information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus, the following documents:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on April 30, 2015 and July 30, 2015, respectively;

•	The Current Reports on Form 8-K filed with the SEC on June 15, 2015, June 23, 2015, June 29, 2015 (excluding the information furnished under Item 9.01), July 23, 2015, August 28, 2015, September 1, 2015 and September 8, 2015; and

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2015 (excluding any portions that were not incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014).

All future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the securities offered by this prospectus have been issued as described in this prospectus, are deemed incorporated into and part of this prospectus once filed. We are not, however, incorporating, in each case, any documents (or portions thereof) or information that we are deemed to furnish and not file in accordance with SEC rules. Any statement in this prospectus, in any prospectus supplement or in any document incorporated by reference that is different from any statement contained in any later-filed document should be regarded as changed by that later statement. Once so changed, the earlier statement is no longer considered part of this prospectus or any prospectus supplement.

You may request by phone or in writing a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated) in this prospectus, and we will provide to you these materials free of charge. Please make your request to S. Wade Sheek, Deputy General Counsel and Secretary, c/o Schlage Lock Company, 11819 North Pennsylvania Street, Carmel, Indiana, 46032, telephone: (317) 810-3700.

NON-GAAP FINANCIAL DATA

We refer to the terms EBITDA and Adjusted EBITDA (as defined in “Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data”) in various places in this prospectus. EBITDA and Adjusted EBITDA are supplemental financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with a review of results presented in accordance with GAAP.

Our measurements of EBITDA and Adjusted EBITDA may not be comparable to those of other companies. Please see “Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data” for a discussion of our use of EBITDA and Adjusted EBITDA in this prospectus, including the reasons that we believe this information is useful to management and investors, and a reconciliation of EBITDA and Adjusted EBITDA to the most closely comparable financial measure calculated in accordance with GAAP.

MARKET, RANKING AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share, ranking and industry data and forecasts that we obtained from industry publications, surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. We have not independently verified any of the data obtained from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within our industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. Neither we nor the underwriters can guarantee the accuracy or completeness of such information contained in this prospectus.

TRADEMARKS, SERVICE MARKS, TRADE NAMES AND COPYRIGHTS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Some of the trademarks we own or have the right to use include aptiQ, Bocom System, Bricard, Briton, CISA, Dalco, Dexter, ENGAGE, Falcon, Fusion, Glynn-Johnson, Interflex, ITO, Ives, Kryptonite, LCN, Legge, Martin Roberts, Normbau, Randi, Schlage, Steelcraft, Von Duprin and XceedID. We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the corresponding ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. We do not intend our use or display of other parties’ trademarks, service marks or trade names to imply, and such use or display should not be construed to imply, a relationship with, endorsement or sponsorship of us by these other parties.

SUMMARY

This summary highlights selected information included elsewhere or incorporated by reference in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information incorporated by reference herein, before making an investment decision.

Our Company

Summary Business Description

Allegion is a leading global provider of security products and solutions that keep people safe, secure and productive. In 2014, we generated revenues of $2,118 million. We make the world safer as a company of experts, securing the places where people thrive, and we create peace of mind by pioneering safety and security. We offer an extensive and versatile portfolio of mechanical and electronic security products across a range of market-leading brands. Our experts across the globe deliver high-quality security products, services and systems, and we use our deep expertise to serve as trusted partners to end-users who seek customized solutions to their security needs. We sell a wide range of security products and solutions for end-users in commercial, institutional and residential facilities worldwide, including into the education, healthcare, government, commercial office and single- and multi-family residential markets. Our 10 largest customers represented approximately 21% of our total revenues in 2014, with no single customer accounting for more than 10% of total revenues in 2014.

We were incorporated in Ireland on May 9, 2013, to hold Ingersoll Rand’s commercial and residential security businesses, which include some brands with more than 75 years of operating history. On December 1, 2013, we became a stand-alone public company after Ingersoll Rand completed the separation of these businesses from the rest of Ingersoll Rand by transferring these businesses from Ingersoll Rand to us and the issuance of our ordinary shares directly to Ingersoll Rand’s shareholders (the “Spin-off”). We are headquartered in Dublin, Ireland, with our North American corporate office in Carmel, Indiana. We employ approximately 8,500 people and have a global manufacturing footprint with 26 production facilities in 13 countries. For the fiscal year ended December 31, 2014, we generated revenues and Adjusted EBITDA of $2,118 million and $440 million, respectively. See “—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data.”

Reporting Segments

We manufacture and sell mechanical and electronic security products and solutions in approximately 130 countries. Approximately 91% of our 2014 revenues were to customers in the North American, Western European and Asia-Pacific regions.

Americas: Our Americas segment provides security products and solutions in approximately 30 countries throughout North America and parts of South America. The segment offers a broad range of products and solutions including locks, locksets, key systems, door closers, exit devices, doors and door frames, electronic product and access control systems to end-users in the commercial, institutional and residential markets, including into the education, healthcare, government, commercial office and single and multi-family residential markets. This segment’s strategic brands are Schlage, Von Duprin and LCN. Our Americas segment recorded net revenues of $1,560 million in 2014, contributing 74% of our combined net revenues.

EMEIA: Our EMEIA segment provides security products and solutions in approximately 85 countries throughout Europe, the Middle East, India and Africa. The segment offers the same portfolio of products as the Americas segment, as well as time and attendance and workforce productivity solutions. This segment’s strategic brands are CISA and Interflex. This segment also resells Schlage, Von Duprin and LCN products, primarily in the Middle East. Our EMEIA segment recorded net revenues of $393 million in 2014, or 18% of our combined net revenues.

Asia Pacific: Our Asia Pacific segment provides security products and solutions in approximately 14 countries throughout Asia Pacific. The segment offers the same portfolio of products as the Americas segment, as well as video analytics solutions. This segment’s strategic brands are Schlage, CISA, Von Duprin and LCN. Our Asia Pacific segment recorded net revenues of $165 million in 2014, or 8% of our combined net revenues.

2014 Revenue by Geographic Destination	2014 Revenue by Product Category

FY 2014 Net Revenues: $2,118 million

Product Categories

We offer an extensive and versatile portfolio of mechanical and electronic security products across a range of market-leading brands.

Locks, Locksets and Key Systems: A broad array of tubular and mortise door locksets, security levers and master key systems that are used to protect and control building or room access. We also offer a range of portable security products, including bicycle, small vehicle and travel locks.

Door Closers and Exit Devices: An extensive portfolio of life-safety products generally installed on fire doors and facility entrances and exits. Door closers are devices that automatically close doors after they are opened. Exit devices are generally horizontal attachments to doors and enable rapid exit from the premises.

Electronic Security Products and Access Control Systems: A broad range of electrified locks, door closers, exit devices, access control systems, biometric hand reader systems, key card and reader systems, accessories and automatic doors.

Time, Attendance and Workforce Productivity Systems: Products and services designed to help business customers manage and monitor workforce access control parameters, attendance and employee scheduling. We offer ongoing after-market services in addition to design and installation expertise.

Video Analytics: Electronic video analytics systems and services, primarily for business and government customers in Asia Pacific. We offer ongoing aftermarket services in addition to design and installation expertise.

Doors and Door Frames: A portfolio of hollow metal doors and door frames. In select geographies, we also provide installation and service maintenance services.

Other Accessories: A variety of additional security and product components, including hinges, weather-stripping products, door levers, sliding and folding door hardware, door stops and other accessories, as well as certain bathroom fittings products.

Allegion Brands (Listed Alphabetically for Each Region)

Product Category	Americas	EMEIA	Asia Pacific
Locks / Locksets / Key Systems

Door Closers and Controls / Exit Devices

Product Category	Americas	EMEIA	Asia Pacific

Electronic Products and Access Control Systems, including Time, Attendance and Workforce Productivity and Video Analytics Systems

Doors and Door Frames

Other Accessories

Our Industry

We estimate the size of the global markets we serve was approximately $30 billion in revenue in 2014, which included $26 billion for mechanical hardware and electronic security products and more than $5 billion for time, attendance and workforce productivity systems and systems integration, with compound annual growth of about 1 to 2% over the past three years. These growth rates primarily reflect cyclical challenges in the commercial and residential construction markets throughout North America and Europe, as certain developing economies experienced higher growth rates during this period. Additionally, growth in electronic security products and solutions continues to outperform the industry as a whole, as end-users adopt newer technologies in their facilities. We expect the security products industry will benefit from favorable long-term demographic trends, such as continued urbanization of the global population, increased concerns about safety and security and technology-driven innovation.

The security products markets are highly competitive and fragmented throughout the world, with a number of large multi-national companies and thousands of smaller regional and local companies. This high fragmentation primarily reflects local regulatory requirements and highly variable end-user needs. We believe our principal global competitors are Assa Abloy AB, DORMA Holding GmbH, Kaba Holding AG, and Stanley Black & Decker Inc. We also face competition in various markets and product categories throughout the world, including from Spectrum Brands Holdings, Inc. in the North American residential market. As we move into more technologically-advanced product categories, we may also compete against smaller, more specialized competitors.

Our success depends on a variety of factors, including brand and reputation, product breadth, quality and delivery capabilities, price and service capabilities. As many of our businesses sell through wholesale distribution, our success also depends on building and partnering with a strong channel network. Although price often serves as an important customer decision criterion, we also compete based on the breadth and quality of our products and solutions, our ability to custom-configure solutions to meet individual end-user requirements and our global supply chain.

Our Competitive Strengths

Portfolio of Market-Leading Brands

Many of our brands have established leadership positions in their markets and product categories, while also having longstanding reputations for innovation and quality. Several of our brands created their respective product categories, including Schlage (cylindrical locks), Von Duprin (exit devices), LCN (door closers) and CISA (electrically controlled locks). We believe that our Schlage locks, Von Duprin exit devices and LCN closers rank No. 1 in their respective categories in North America, and CISA security products rank No. 1 in its product category in Italy. We also believe that many other of our brands rank No. 2 or No. 3 in their primary geographies, including Kryptonite (U.S.), Bricard (France), Briton (United Kingdom) and Interflex (Germany). The strength of these brands in their primary geographies has allowed us to extend many of them into new markets.

We sell products under more than 25 brand names around the world. We believe that employing specific brands in targeted markets creates strong relationships with those brands.

Global, Diversified Product Offering

We offer an extensive and versatile portfolio of mechanical and electronic products to meet the needs of our end-users, including products in a broad range of styles and colors with a variety of specific functionalities. For example, we can deliver more than 70 million unique configurations of our Von Duprin exit devices for our end-users, and we generally ship any sized order within one week from receipt of the order.

Our portfolio of products and solutions also positions us favorably as the security products industry becomes increasingly electronic. We offer wireless access and biometric access control solutions, electro-magnetic locks, electric latches and automatic door operators, in addition to numerous other supporting components. Our electronics strategy includes designing products that employ interoperable, non-proprietary technologies, which we believe provides end-users with a level of flexibility that they prefer. For example, our Schlage NDE with ENGAGE series provides an easy-to-install open architecture product at price points approaching those of mechanical locks. We are also investing in our residential solutions and preparing for a “keyless” world, with our Schlage Connect, Touch and Sense products.

Expertise Required to Design Custom-Configured Solutions for Our End-Users

The functional needs, regulatory requirements and aesthetics of every door opening and the related room must be considered when determining their security requirements. As a result, no “standard” opening exists. Through the long operating history of our businesses, we have developed the expertise required to address a wide range of entryway security needs. We combine product breadth and depth with aesthetics and functionality to benefit our customers and fulfill their diverse and often complex needs. We have deep building code expertise, which is important given most of the markets we serve have complex national, regional and local building codes and standard-making bodies that require end-users to adhere to specific safety requirements. The long operating history of our businesses provides us with a depth of experience that allows us to identify and deliver the right security solutions that meet these requirements and the end-users’ particular needs. We employ global teams of specification writers who work with end-users, architects, contractors and distribution partners to design solutions tailored to their unique needs, while meeting the applicable building codes and standards.

Long History of Delivering Innovative and High-Quality Products and Solutions

We believe we have a highly regarded reputation for product development and innovation, built over the long operating history of our businesses. For example, Von Duprin, which was established in 1908, was awarded the first exit device patent in 1909; Schlage, which was established in 1920, was awarded the first patents granted for the cylindrical lock and the push-button lock; and CISA, established in 1926, devised the first electrically controlled lock.

We have built upon our brand-creation heritage and strong reputation for innovation by continually improving our award-winning product lines and introducing new mechanical and electronic security products. We employ several hundred engineers around the world who work to support and build on our existing product portfolio. Recent examples of successful product launches are illustrated in the table below:

Product Launch	Year	Innovation
Schlage NDE Series wireless commercial lock	2014	Designed to be easy to install, connect, manage and use with ENGAGE connectivity platform

Schlage Touch, Connect, Sense	2014/15	New residential electronic locking platforms that provide for keyless entry (Touch), connected locking (Connect) and integration with the Apple HomeKit platform (Sense)

AX Platform	2014	The first exit device that meets California’s stringent maximum force requirements

CISA eSigno Platform	2013	Allows hotel owners to choose easily between different product types compatible with a single modular platform

aptiQ Mobile Platform	2013	A new generation of access control that allows users to replace wallets, keys and cards with smart-phone based credentials

Robust Network of Value-Added Channel and Distribution Relationships

We sell our products through diverse distribution and retail channels, ranging from specialty distribution to wholesalers. We have also built a strong network of more than 7,000 channel partners that help our end-users find the right solutions for their needs. Our channel partners that sell to customer and institutional end-users helped fulfill and install orders to more than 30,000 end-users in 2014.

Important to the success of these relationships, we support our partners by working directly with architects, contractors and security consultants to help design solutions that meet the functional, regulatory and aesthetic needs of end-users. We educate our channel partners and our end-users on our “total cost of ownership” value proposition, which emphasizes the quality and durability of our products. These consultative relationships result in increased knowledge and appreciation for the benefits of our products and solutions.

We also sell through a variety of retail channels, ranging from large do-it-yourself home improvement centers to small, specialty showroom outlets. We work with our retail partners on developing marketing and merchandising strategies to maximize their sales per square foot of shelf space.

We leverage our brand leadership positions, dedicated account resources and ongoing collaboration with our channel partners, to develop targeted marketing strategies and activities that maximize return on investment, anticipate long-term consumer trends and drive product development decisions.

Enterprise Excellence Capabilities that Enable a Highly Variable Product Mix While Exceeding Customer Expectations

The successful design and completion of any door opening solution requires close coordination among the end-user, the installer and the manufacturer. Larger projects, which involve thousands of different parts and precise end-user specifications, amplify this complexity because supply must meet demanding construction timetables.

Our global manufacturing scale, experience and operational capabilities enable us to deliver a high-quality end-user experience. We operate 26 production facilities worldwide and primarily manufacture our products and systems in regions of use to deliver them on a timely basis. For several product lines, including Schlage, Von Duprin and LCN, we ship our products, on average, in less than one week from receipt of an order, regardless of configuration. Our enterprise capabilities enable us to better meet our end-users’ needs by allowing us to make rapid production adjustments. We believe our enterprise excellence program is an important element of our ability to deliver strong financial performance and to continue to re-invest in our growth initiatives. We define enterprise excellence as our lean operations, specifically our ability to reduce waste and shorten cycle times in all facets of our business, from production to customer ordering to cash processes.

To date, our programs have been successful. For example, our accessories business has increased on-time delivery rates to more than 95%, enabling double-digit growth. In addition, our CISA key systems business has increased on-time delivery rates to more than 95% helping drive high single-digit growth in a flat market.

Strong Financial Performance and Cash-Generation Capabilities

We have maintained strong operating profit margins and cash-flow generation, despite challenging economic conditions in some of our largest geographic markets in recent years. Since 2000, for example, our average adjusted EBITDA margin has been more than 20%, reflecting consistent performance regardless of underlying economic conditions. We are able to translate this strong operating performance into available cash: our available cash flow (defined as cash from operations less capital expenditures) averaged more than 100% of net earnings from 2012-2014.

Experienced Management Team

We have a highly experienced executive management team with a track record of operational excellence and extensive industry expertise. Our Chief Executive Officer, David Petratis, joined Allegion in 2013, after having served as Chairman, President and CEO of Quanex Building Products and CEO of North American operations for Schneider Electric. He has a substantial background in the building products industry, as well as strong experience with operations and lean manufacturing, distribution and channel marketing and management, the merger and acquisition process and strategy development. Our Chief Financial Officer, Patrick Shannon, joined Allegion in 2013, having previously served as Ingersoll Rand’s Vice President and Treasurer as well as in various other corporate finance roles within Ingersoll Rand since 2002. Tim Eckersley, our President of the Americas region, was named to his role in 2013, having previously served as President—Commercial Americas within Ingersoll Rand’s Security Technology segment since 2007. He has also served in senior roles at Nokia and Comsearch. Lucia Veiga Moretti joined Allegion in 2014 as President of the EMEIA region, after holding 25 years of progressively senior roles at Delphi Automotive Corporation. William Yu, our President of the Asia-Pacific region, joined Allegion after 16 years at Ingersoll Rand in various leadership roles within the Security Technologies, Industrial Technologies and Climate Solutions sectors.

Our Business Strategy

Expand in Core Markets

With leadership positions in our markets and significant expertise, we possess insight into both end-user needs and regulatory requirements in key market segments, including education (university and primary), healthcare, government, general commercial and residential (single- and multi-family). We have developed specific value propositions across these segments and will continue to leverage our knowledge and experience to identify key opportunities that better serve our end-users. We have also invested in underserved areas of our markets in the past two years. For example, we have invested in both front-end and product capabilities to enhance our position in the U.S. “repair and replace” commercial market. As part of our effort to improve profitability of our European operations, we are investing in enhancing our specification and new construction capabilities in that region.

Innovation in New and Existing Product Categories

End-users are shifting gradually toward the electronic control of their security products and solutions. We believe that electronic-related product sales are growing at nearly twice the rate of traditional mechanical solutions. We believe we are a leading global manufacturer and marketer of electro-mechanical locks. We intend to leverage this position and expand our global capabilities in other product categories through continued product development and investments, while maintaining our position as innovation leader in our legacy categories. Our recent successes serve as a testament to our commitment: the 2014 launch of Schlage NDE with ENGAGE that combines electronic lock security with the ease of mechanical lock installation, and was awarded a platinum award from ADEX design as well as the “A+” award from Architizer; the launches of Schlage’s Touch, Connect and Sense platforms in 2014 and 2015 enhance keyless entry and wireless connectivity capabilities of our residential locking platform; and the European launch of our CISA hospitality platform in 2013 that allows hotel owners to choose easily between different product types compatible with a single modular platform.

Opportunistic Acquisitions

A disciplined approach to acquisitions is an important part of our growth strategy. The security products industry is highly fragmented, particularly in developing markets and emerging technology product segments. This creates numerous acquisition opportunities. We are targeting acquisitions that will broaden our product portfolio as well as expand our geographic footprint and emerging technologies. Since the date of the Spin-off, we have added several strong companies to our portfolio that are indicative of the execution of this strategy. This includes our recently completed acquisitions of SimonsVoss Technologies GmbH (“SimonsVoss”), a leading European electronic locking provider, AXA Stenman Holding B.V. (“AXA”), a leading portable locking and home security company based in the Netherlands, and Milre Systek Co., Ltd. (“Milre”), an electronic locking provider based in South Korea. We have completed six other acquisitions and/or investments since the date of the Spin-off, with transactions in each of our geographic regions.

Enterprise Excellence

The foundation of the business value transformation process at Allegion is rooted in the Allegion business system and our enterprise excellence initiatives. Enterprise excellence focuses on providing superior value to our customers and, by doing so, using these capabilities as competitive advantages to improve the overall customer experience. The application of enterprise excellence principles encompasses all areas and functions of Allegion. For example, our customer care and sales organizations focus on reducing issues per quoted order and reducing quote creation cycle time. In addition, our product management teams are involved with all product value streams and are the key drivers in defining customer-oriented value stream objectives. We have seen demonstrable success in this strategy. For example, our accessories business has increased on-time delivery rates to more than 95%, enabling double-digit growth. In addition, our CISA key systems business has increased on-time delivery rates to more than 95% helping drive high single-digit growth in a flat market.

Growth in Emerging Markets

We believe the global security products market provides a multitude of future growth opportunities as safety demands increase and security requirements and sophistication levels evolve. We also believe that long term, economically developing markets will grow faster than the global market average as countries achieve enhanced living standards and experience continued urbanization. We believe our significant industry experience, deep knowledge of commercial and residential building codes and track record of innovation give us unique opportunities to help shape the security products industry in these markets. We are committed to opportunistically investing further in attractive developing markets, including opening additional sales and specifications offices, investing in localized product and supply-chain capabilities and working with local partners and code-making bodies to promote effective and consistent safety and security standards.

Recent Developments

Acquisitions

On September 1, 2015, we acquired SimonsVoss for approximately $236.4 million. SimonsVoss, headquartered in Munich, Germany, is an electronic lock company in the European electronic market segment. On September 1, 2015, we acquired AXA for approximately $208.3 million. AXA, headquartered in Veenendaal, the Netherlands, manufactures and sells a branded portfolio of bicycle locks and lights as well as a wide variety of window and door hardware. We funded the acquisition of SimonsVoss and AXA using $400.0 million of borrowings under our senior secured revolving credit facility (the “Acquisition Borrowings”) and cash on hand.

In addition, on July 31, 2015, we acquired Milre for approximately $25.0 million. Milre, headquartered in South Korea, is an electronic lock manufacturer in the Asian electronic market segment.

We refer to our acquisitions of SimonsVoss, AXA and Milre as the “Acquisitions.” SimonsVoss, AXA and Milre generated combined revenue and EBITDA of approximately $161.1 million and $35.6 million, respectively, in 2014.

Divestitures

On September 7, 2015, we entered into a definitive agreement to sell a majority ownership in our system integration brand in our Asia Pacific portfolio (the “SI Business”). We will retain a 15% ownership interest in the SI Business, and the divestiture is expected to close in the fourth quarter of 2015. In connection with this divestiture, we expect to record a non-cash charge of approximately $80 million to $90 million. See “Unaudited Pro Forma Condensed Combined Financial Data” for important information regarding the pro forma effect of the sale of the SI Business on our historical financial data.

On August 28, 2015, we announced the divestiture of our majority ownership in our Venezuelan business to the minority owner. In connection with this divestiture, we will record a non-cash charge currently estimated to be $26 million, which primarily represents cumulative currency translation adjustments that have been deferred in equity and will be reclassified to a loss in our net earnings from continuing operations.

Credit Facility Amendment

Following our completion of this offering, we expect to amend our existing senior secured credit facilities to extend their maturity from 2019 to 2020 and to modify certain covenants. We expect our senior secured credit facilities, as amended, to provide for (i) a senior secured Term A facility in an aggregate principal amount of $938.4 million due in 2020 and (ii) a $500.0 million senior secured revolving credit facility maturing in 2020. We do not expect to incur any additional borrowings in connection with the amendment of our senior secured credit facilities. The terms of our amended senior secured credit facilities are still being negotiated and remain subject to changes. In addition, our entry into the amendments to our senior secured credit facilities is subject to a number of conditions, including market conditions. This offering is not conditioned upon the closing of the amendments to our senior secured credit facilities. See “Description of Other Indebtedness” for additional information regarding our senior secured credit facilities.

Sources and Uses

We intend to use the net proceeds from this offering, as well as cash on hand, to repay approximately $300.0 million of the Acquisition Borrowings.

We refer to the Acquisition Borrowings, this offering and the use of proceeds thereof as described herein as the “Financing Transactions.” We refer to the Financing Transactions and the Acquisitions, collectively, as the “Transactions.”

The following table illustrates the estimated sources and uses of funds for this offering. Actual amounts may vary from our estimates depending on several factors, including, among other things, differences in our estimates of fees, expenses and other costs.

(in millions)
Sources	Amount
Cash	$4.5
Senior notes offered hereby	300.0

Total sources	$304.5

Uses	Amount
Pay down revolving credit facility	$300.0
Offering expenses	4.5

Total uses	$304.5

Organizational Structure

The diagram below shows the structure of Allegion, simplified for illustrative purposes only, immediately after completion of this offering.

Other Information

Allegion plc was incorporated in Ireland on May 9, 2013. Our principal executive offices are located at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, and our U.S. headquarters are located at 11819 N. Pennsylvania Street, Carmel, IN 46032. Our telephone number is +(353) (1) 2546200. Our website is http://www.allegion.com. Our website and the information contained on or that can be accessed through our website are not part of this prospectus, and you should rely only on the information contained in this prospectus and the documents incorporated by reference herein when making a decision regarding investing in the notes offered hereby.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following summary is not intended to be complete. You should carefully review “Description of the Notes” in this prospectus, which contains a more detailed description of the terms and conditions of the notes, including definitions of the capitalized terms used in this summary.

Issuer	Allegion plc.

Securities Offered	$300.0 million aggregate principal amount of % Senior Notes due 2023.

Maturity	The notes will mature on , 2023.

Interest	Interest on the notes will accrue at a rate of % per annum, payable semi-annually in cash in arrears on and of each year, beginning on , 2016.

Additional Amounts	All payments made by the issuer or any guarantor or any successor to the issuer or any guarantor under or with respect to the notes and each Guarantee will be made without withholding or deduction for or on account of any present or future taxes or other governmental charges imposed by Ireland or other Relevant Taxing Jurisdictions (as defined in “Description of the Notes—Additional Amounts”), unless such withholding or deduction is required by law or by the interpretation or administration thereof. In the event that any such withholding or deduction is so required, we will pay to each beneficial owner such additional amounts as may be necessary to ensure that the net amount received by the holder after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts which would have been received by the holder had no such withholding or deduction been required, subject to certain exceptions set forth under “Description of the Notes—Additional Amounts.”

Optional Redemption	At any time prior to , 2018, we may redeem all or a portion of the notes at a “make-whole” redemption price set forth in this prospectus, plus accrued and unpaid interest to, but not including, the redemption date.

In addition, at any time prior to , 2018, we have the option to, on one or more occasions, redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to % of the principal amount of the notes redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date, with the net cash proceeds of certain equity offerings.

At any time on and after , 2018, we may redeem the notes, in whole or in part, at an initial redemption price of % of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date. The redemption price will decline each year after 2018 and will be 100% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date, beginning on , 2021.

See “Description of the Notes—Optional Redemption.”

Tax Redemption	If, as a result of certain tax law changes, the issuer or a guarantor would be obligated to pay additional amounts in respect of withholding taxes or other charges as described above under “—Additional Amounts” with respect to the notes, and such obligation cannot be avoided by taking reasonable measures available to the issuer or a guarantor, the issuer may redeem the notes in whole, but not in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of the redemption. See “Description of the Notes—Redemption for Taxation Reasons.”

Change of Control	Upon a change of control (as defined under “Description of the Notes”), the issuer will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase plus accrued interest to, but not including, the purchase date. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the notes). See “Risk Factors—Our ability to repurchase the notes upon a change of control may be limited.”

Ranking	The notes will rank senior in right of payment to our future subordinated debt. The notes will rank equally to all of our other unsecured and unsubordinated indebtedness, but will effectively be subordinated to all of our secured indebtedness, including the senior secured credit facilities, to the extent of the value of the assets securing that indebtedness. The notes will also be structurally subordinated to all liabilities of our subsidiaries that do not guarantee the notes. For additional information about certain circumstances under which the guarantees will be released, see “Description of the Notes—Certain Covenants—Effectiveness of Covenants” and “Description of the Notes—Guarantees.”

As of June 30, 2015, on an as-adjusted basis giving effect to the Transactions, the notes would have been effectively subordinated to approximately $1,038.4 million of secured indebtedness of the issuer and the subsidiary guarantors (described below in “—Guarantees”) and there would have been undrawn availability under our revolving credit facility of approximately $372.7 million, after giving effect to $27.3 million of outstanding and undrawn letters of credit, which would have reduced available borrowings, all of which would be secured indebtedness.

Guarantees

The notes will be fully and unconditionally guaranteed on a senior unsecured basis by each restricted subsidiary of the issuer that guarantees obligations, or is a borrower, under the senior secured credit facilities or that guarantees other series of capital markets debt securities of the issuer or a guarantor issued in an aggregate principal amount of $100.0 million or more. Any guarantee of the notes will be automatically released in the event such guarantee is released under the senior secured credit facilities. The guarantees will rank equally to all other unsecured and unsubordinated indebtedness of the guarantors, but will be effectively subordinated to all of the secured indebtedness of the guarantors to the extent of the value of the assets securing that indebtedness.

Allegion US Holding Company Inc., Schlage Lock Company LLC and Von Duprin LLC will guarantee the notes upon their issuance. For the fiscal year ended December 31, 2014 and the six months ended June 30, 2015, these subsidiaries represented approximately 61.1% and 69.3% of our total net revenues, 87.5% and 106.9% of our total income before income taxes and 77.5% and 88.8% of our Adjusted EBITDA, respectively, and as of June 30, 2015, these subsidiaries represented approximately 39.7% of our total assets and 39.5% of our total liabilities, in each case after giving effect to intercompany eliminations.

The guarantees of the guarantors will be automatically released if the notes are rated investment grade (as defined in the Indenture) by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) and in certain other circumstances. See “Description of the Notes—Certain Covenants—Effectiveness of Covenants” and “Description of the Notes—Guarantees.”

Certain Covenants	The terms of the notes restrict our ability and the ability of certain of our subsidiaries (as described in “Description of the Notes—Certain Covenants”) to:

•	incur, assume or guarantee additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell or transfer certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted.

These covenants are subject to a number of important qualifications, limitations and exceptions. See “Description of the Notes—Certain Covenants.” Certain covenants are also subject to termination in the event that the notes have investment grade ratings from both Moody’s and S&P.

Use of Proceeds	We will use the proceeds of this offering and cash on hand to repay approximately $300.0 million under our revolving credit facility.

Risk Factors	Investing in the notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to purchase any notes.

Settlement	It is expected that delivery of the notes will be made against payment therefor on or about September , 2015, which will be the third business day following the date of this prospectus and the pricing of the notes.

Denomination, Form and Registration of Notes	The notes will be issued in fully registered form and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued initially as Global Notes (as defined in “Book-Entry; Delivery and Form”). DTC will act as depositary for the notes. Except in limited circumstances, Global Notes will not be exchangeable for Certificated Notes (as defined in “Book-Entry; Delivery and Form”).

Listing	We intend to apply to list the notes on the NYSE. If the application is approved, we expect trading in the notes on the NYSE to begin within 30 days after the original issue date of the notes. Currently, there is no public market for the notes.

Trustee and Paying Agent	Wells Fargo Bank, National Association (the “Trustee”).

Governing Law	The indenture governing the notes offered hereby (the “Indenture”), the notes and the guarantees will be governed by the laws of the State of New York.

Conflicts of Interest	Each of the underwriters or their respective affiliates are lenders under our senior secured revolving credit facility. The net proceeds from the offering will be used to repay borrowings under our revolving credit facility, as described under “Use of Proceeds.” As a result, J.P. Morgan Securities LLC, Goldman, Sachs & Co., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and Citigroup Global Markets Inc. or their respective affiliates will receive 5% or more of the net proceeds of the offering. Accordingly, these underwriters are deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus. PNC Capital Markets LLC has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. See “Underwriting (Conflicts of Interest).”

Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data

The following table presents our (i) summary historical financial data as of June 30, 2015, and for the six months ended June 30, 2015 and 2014, and as of and for each of the fiscal years in the three-year period ended December 31, 2014 and (ii) unaudited pro forma condensed combined financial data as of June 30, 2015 and for the six months ended June 30, 2015 and twelve months ended December 31, 2014. We derived the summary historical financial data as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 from our unaudited condensed and consolidated financial statements incorporated by reference in this prospectus. We derived the summary historical combined financial data as of December 31, 2014 and 2013, and for each of the fiscal years in the three-year period ended December 31, 2014, from our audited combined and consolidated financial statements incorporated by reference in this prospectus. In our management’s opinion, the unaudited condensed and consolidated financial statements have been prepared on the same basis as the audited combined and consolidated financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented. Results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the entire year.

The summary unaudited pro forma condensed combined financial data show the historical results of Allegion as adjusted to reflect the impact of the sale of the SI Business. The summary unaudited pro forma condensed combined financial data for the fiscal year ended December 31, 2014 and the six months ended June 30, 2015 give effect to the sale of the SI Business as if it had occurred on January 1, 2014, the first day of fiscal year 2014. The summary unaudited pro forma condensed combined financial data as of June 30, 2015 gives effect to the sale of the SI Business as if it had occurred on June 30, 2015. We believe the sale of the SI Business will not qualify as a discontinued operation. The summary unaudited pro forma condensed combined financial data does not reflect the Acquisitions or the disposition of our Venezuelan business described in “—Recent Developments.” The summary unaudited pro forma condensed combined financial data include adjustments to reflect the following:

•	the sale by Allegion of its majority ownership of the SI Business;

•	costs incurred in connection with the sale of the SI Business; and

•	the impact of, and transactions contemplated by, the agreements entered into in connection with the sale of the SI Business.

The summary unaudited pro forma condensed combined financial data for the year ended December 31, 2014 and for the six months ended June 30, 2015 is presented for informational purposes only, and does not purport to represent what our combined results of operations would actually have been if the sale of the SI Business had occurred on the dates indicated, nor does it purport to project our combined results of operations or financial condition that we may achieve in the future.

You should read the summary financial data presented below in conjunction with (i) our audited and unaudited financial statements and accompanying notes in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, in each case incorporated by reference in this prospectus and (ii) the information presented under “Unaudited Pro Forma Condensed Combined Financial Data” included elsewhere in this prospectus.

	As of and for the Years Ended December 31,				As of and for the Six Months Ended June 30,
(in millions)	2012	2013	2014	Pro Forma 2014	2014	2015	Pro Forma 2015
Statement of Operations Data
Net revenues	$2,023.3	$2,069.6	$2,118.3	$2,021	$998.1	$978.2	$953.1
Net earnings (loss) attributable to Allegion plc:
Continuing operations(a)	224.3	35.9 (b)	186.3 (c)	183.5	87.8	109.5	111.3
Discontinued operations	(4.2)	(3.6)	(11.1)	(11.1)	(8.8)	(0.2)	(0.2)

Balance Sheet Data
Total assets	2,003.2	2,000.6	2,015.9		1,988.8	1,989.6	1,822.7
Total debt, including capital leases	5.0	1,343.9	1,264.6		1,287.6	1,252.3	1,252.3

Cash Flow Data
Cash flows provided by (used in):
Operating activities	269.2	223.9	255.9		63.8	33.2
Investing activities	(17.5)	(18.7)	(34.8)		(8.2)	(66.5)
Financing activities	(317.9)	(292.4)	(150.0)		(85.8)	(52.6)

Other Financial Data
Capital expenditures	(19.6)	(20.2)	(51.5)	(51.2)	(26.0)	(18.6)	(18.6)
Depreciation and amortization(d)	43.8	45.7	44.2	43.8	22.2	22.1	21.9
EBITDA(e)	407.8	275.7	354.8	349.8	171.6	185.1	187.3
Adjusted EBITDA(e)	423.3	414.2	440.2	435.2	200.6	198.5	200.7

Other Financial Ratios (as adjusted for the Financing Transactions)
Total senior secured debt						$1,038.4	$1,038.4
Total debt						$1,652.3	$1,652.3
Ratio of total senior secured debt to LTM Adjusted EBITDA(f)						2.4x
Ratio of total debt to LTM Adjusted EBITDA(f)						3.8x

(a)	Net earnings from continuing operations includes $174.5 million and $176.7 million of centrally managed service costs and corporate allocations from Ingersoll Rand for the years ended December 31, 2013 and 2012.
(b)	Net earnings from continuing operations for the year ended December 31, 2013 includes an after-tax, non-cash goodwill impairment charge of $131.2 million and $44.8 million of discrete tax adjustments consisting of $31.5 million of expense related to valuation allowances on deferred tax assets that are no longer expected to be utilized and $13.3 million of net tax expense resulting primarily from transactions occurring to effect the Spin-off.
(c)	Net earnings from continuing operations for the year ended December 31, 2014 includes an after-tax, non-cash inventory impairment charge of $18.7 million and a $9.1 million after-tax, non-cash charge related to the devaluation of the Venezuelan bolivar.
(d)	Depreciation and amortization presented herein excludes the amortization of debt issuance costs.
(e)

EBITDA represents operating income before depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to exclude discontinued operations, net of tax; other expense, net; goodwill impairment charges; gains on the sale of property; charges related to the devaluation of the Venezuelan bolivar; restructuring expenses; costs incurred as part of the Spin-off; and merger and acquisition costs related to the acquisition of SimonsVoss, AXA and Milre. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about unusual items that we do not expect to continue in the future. As a result, we believe that Adjusted EBITDA is a useful supplement to net earnings for both us and our investors in evaluating the operating performance of our company. However, EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net earnings as a measure of operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. The following table reconciles EBITDA and Adjusted EBITDA to Net earnings (loss).

Adjusted EBITDA Reconciliation

	As of and for the Years Ended December 31,				As of and for the Six Months Ended June 30,
(in millions)	2012	2013	2014	Pro Forma 2014	2014	2015	Pro Forma 2015
Net earnings	$225.8	$44.8	$172.6	$169.8	$84.3	$108.7	$110.5
Provision for income taxes	136.7	175.0	84.2	83.3	39.5	31.4	32.0
Interest expense	1.5	10.2	53.8	52.9	25.6	22.9	22.9

Depreciation & amortization	43.8	45.7	44.2	43.8	22.2	22.1	21.9

EBITDA	407.8	275.7	354.8	349.8	171.6	185.1	187.3
Adjustments to EBITDA:
Discontinued operations, net of tax	4.2	3.6	11.1	11.1	8.8	0.2	0.2
Other expense, net	3.1	7.2	4.6	4.7	(1.1)	3.5	3.5
Goodwill impairment charge	—	137.6	—	—	—	—	—
Gain on sale of property	—	(21.5)	—	—	—	—	—
Venezuela devaluation	—	—	33.3	33.3	—	4.2	4.2
Restructuring, spin-off and merger and acquisition costs	8.2	11.6	36.4	36.3	21.3	5.5	5.5

Adjusted EBITDA	$423.3	$414.2	$440.2	$435.2	$200.6	$198.5	$200.7

In addition, the definition of “EBITDA” in the Indenture will permit us to make other adjustments to EBITDA, including with respect to: fees and expenses related to financing activities, acquisitions and dispositions; non-cash charges, including certain impairments; projected cost savings, operational improvements and synergies; and litigation costs and expenses. Because the definition of “EBITDA” as defined in the Indenture permits additional addbacks to those presented here, we would expect that EBITDA as defined for purposes of the notes would be substantially higher than “Adjusted EBITDA” as presented in this prospectus. This will have important consequences for holders of the notes because EBITDA as defined for purposes of the notes is an important metric for our ability to incur additional debt, including secured debt, and make restricted payments such as dividends and certain types of investments. Accordingly, investors should not place undue reliance on our presentation of “Adjusted EBITDA” in this prospectus. See “Risk Factors—The calculation of EBITDA under the Indenture permits certain estimates and assumptions that may differ materially from actual results.”

(f)	Adjusted EBITDA for the twelve months ended June 30, 2015 has been calculated by subtracting Adjusted EBITDA for the six months ended June 30, 2014 from Adjusted EBITDA for the year ended December 31, 2014 and adding Adjusted EBITDA for the six months ended June 30, 2015.

RISK FACTORS

You should carefully consider the risks described below, together with all the other information included or incorporated by reference in this prospectus, in evaluating us and the notes offered hereby. The risks associated with our business can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein. If any of the risks described below actually occurs, our business, financial condition, results of operations and cash flows could be materially and adversely affected. Any such adverse effect may adversely affect our ability to repay the notes and as a result you could lose all or part of your investment in the notes. Our business may also be adversely affected by risks and uncertainties not known to us or risks that we currently believe to be immaterial.

Our substantial leverage could harm our business by limiting our available cash and our access to additional capital and, to the extent of our variable rate indebtedness, exposing us to interest rate risk.

Following the Financing Transactions, we will continue to have substantial levels of outstanding indebtedness. As of June 30, 2015, on an as-adjusted basis giving effect to the Transactions, we would have had approximately $1,652.3 million of indebtedness, and we would have had approximately $372.7 million of additional borrowings available under our senior secured revolving credit facility, after giving effect to $27.3 million of outstanding and undrawn letters of credit, which would have reduced available borrowings. Our indebtedness will result in substantial interest expense and may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, restructuring and general corporate or other purposes, limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our less leveraged competitors. Further volatility in the credit markets would adversely impact our ability to obtain favorable terms on financing in the future. In addition, a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures, payment of dividends, share repurchase programs and future business opportunities. We may be more vulnerable than a less leveraged company to a downturn in the general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth. We may be vulnerable to interest rate increases, as certain of our borrowings, including those under our senior secured credit facilities, will be at variable rates. We can give no assurance that our business will generate sufficient cash flow from operations, that revenue growth or operating improvements will be realized, or that future borrowings will be available under our senior secured credit facilities in an amount sufficient to enable us to service our indebtedness or to fund other liquidity needs.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which actions may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Our cash interest payments for 2014 were approximately $45.0 million, and we expect that amount to increase based on the debt anticipated to be incurred as part of the Financing Transactions. We may not be able to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, reduce or eliminate the payment of dividends, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. The terms of the credit agreement governing our senior secured credit facilities, the indenture governing the 5.75% Senior Notes due 2021 (the “2013 Notes”) and the Indenture contain or will contain customary financial covenants that may restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due.

Despite our expected levels of indebtedness, we may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future. Although the terms of the credit agreement governing our senior secured credit facilities, the indenture governing the 2013 Notes and the Indenture contain or will contain customary restrictions on the incurrence of additional indebtedness, these restrictions will be subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition, our revolving credit facility will permit borrowings of up to $372.7 million on an as-adjusted basis giving effect to the Transactions, after giving effect to $27.3 million of outstanding and undrawn letters of credit, which would have reduced available borrowings. If we incur additional debt above the levels we expect after giving effect to the Financing Transactions, the risks associated with our leverage, including those described above, would increase.

The terms of our debt covenants could limit how we conduct our business and our ability to raise additional funds.

The terms of the credit agreement governing our senior secured credit facilities, the indenture governing the 2013 Notes and the Indenture will restrict us from taking certain actions that we may think are in the best interests of our shareholders. A breach of the covenants or restrictions could result in a default under the applicable indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	limited in our ability to pay dividends or make other distributions to our shareholders;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

These covenants and restrictions could affect our ability to operate our business, and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. Additionally, our ability to comply with these covenants may be affected by events beyond our control, including general economic and credit conditions and industry downturns, and the other factors described in Part I, Item 1A, captioned “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference into this prospectus.

If we fail to comply with the covenants in our credit facilities and are unable to obtain a waiver or amendment, an event of default would result, and the lenders could, among other things, declare outstanding amounts due and payable, refuse to lend additional amounts to us, and require deposit of cash collateral in respect of outstanding letters of credit, which may trigger a cross-default on the notes. If we were unable to repay or pay the amounts due under our senior secured credit facilities, the lenders could, among other things, proceed against the collateral granted to them to secure such indebtedness, which would reduce the amount of cash-generating assets available to service interest payments on the notes or pay the principal thereon when due and/or reduce the pool of assets available to holders of the notes in a bankruptcy situation.

The guarantees and many of the restrictive covenants contained in the Indenture will be terminated if the notes are rated investment grade by Moody’s and S&P and no default has occurred and is continuing.

Many of the covenants in the Indenture will be terminated if the notes are rated investment grade (as defined in the Indenture) by Moody’s and S&P, provided that at such time no default with respect to the notes has occurred and is continuing. There can be no assurance that the notes will ever be rated investment grade or that if they are rated investment grade, that the notes will maintain such ratings. Termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force and these transactions will not result in an event of default. See “Description of the Notes—Certain Covenants—Effectiveness of Covenants.”

In addition, a subsidiary guarantor will be automatically released from its guarantee under certain circumstances, including if the notes are rated investment grade by both Moody’s and S&P (for the avoidance of doubt, the guarantees will never be reinstated thereafter, even if the credit ratings assigned to the notes later fall below investment grade). See “Description of the Notes—Guarantees” and “Description of the Notes—Certain Covenants—Effectiveness of Covenants.” If the guarantee of a subsidiary is released, the noteholders will be structurally subordinated to the claims of creditors of such subsidiary. See “—The notes will be structurally subordinated to the existing and future liabilities of certain of our subsidiaries which are not guaranteeing the notes.”

The notes and the related guarantees will not be secured by any of our assets or the assets of the guarantors and therefore will be effectively subordinated to our and their existing and future secured indebtedness.

The notes and the related guarantees will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt, including borrowings under our senior secured credit facilities to the extent of the collateral securing such debt. In addition, our senior secured credit facilities, the indenture governing the 2013 Notes and the Indenture will permit the incurrence of additional debt in certain circumstances, some of which may be secured debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by our and the guarantors’ assets will be entitled to the remedies available to secured creditors under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the guarantees. As a result, there may be insufficient assets to pay amounts due on the notes, and holders of the notes may receive less, ratably, than holders of secured indebtedness. As of June 30, 2015, on an as-adjusted basis giving effect to the Transactions, the notes would have been effectively subordinated to approximately $1,038.4 million of our secured indebtedness, and we would have had approximately $372.7 million of additional borrowings available under our senior secured revolving credit facility, after giving effect to $27.3 million of outstanding and undrawn letters of credit, which would have reduced available borrowings.

The notes will be structurally subordinated to the existing and future liabilities of certain of our subsidiaries which are not guaranteeing the notes.

The notes offered hereby will not be guaranteed by certain of our current and future subsidiaries, including all of our foreign subsidiaries. In addition, a subsidiary guarantor will be released from its guarantee under certain circumstances. See “Description of the Notes—Guarantees” and “Description of the Notes—Certain Covenants—Effectiveness of Covenants.” As a result, the notes will be structurally subordinated to all existing and future liabilities of such non-guarantor subsidiaries. Our rights and the rights of our creditors to participate in the assets of any non-guarantor subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the notes. To the extent that we may be a creditor with recognized claims against any non-guarantor subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our non-guarantor subsidiaries may incur additional indebtedness and other liabilities, all of which would rank structurally senior to the notes.

Allegion US Holding Company Inc., Schlage Lock Company LLC and Von Duprin LLC will guarantee the notes upon their issuance. For the fiscal year ended December 31, 2014 and the six months ended June 30, 2015, these subsidiaries represented approximately 61.1% and 69.3% of our total net revenues, 87.5% and 106.9% of our total income before income taxes and 77.5% and 88.8% of our Adjusted EBITDA, respectively, and as of June 30, 2015, these subsidiaries represented approximately 39.7% of our total assets and 39.5% of our total liabilities, in each case after intercompany eliminations.

Our ability to repurchase the notes upon a change of control may be limited.

We will be required under the Indenture to make an offer to repurchase the notes and the existing notes upon a change of control (as defined in the Indenture). A change of control also would constitute a default under our senior secured credit facilities. Therefore, upon the occurrence of a change of control, the lenders under our senior secured credit facilities would have the right to accelerate their loans, and if so accelerated, we would be required to pay all of our outstanding obligations under such facilities. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the Indenture. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Our variable rate indebtedness may expose us to interest rate risk, which could cause our debt costs to increase significantly.

As discussed under “Description of Other Indebtedness,” a portion of our borrowings will be term loans or revolving credit facility borrowings with variable rates of interest which expose us to interest rate risks. We will be exposed to the risk of rising interest rates to the extent that we fund our operations with short-term or variable-rate borrowings. As of June 30, 2015, on an as-adjusted basis giving effect to the Transactions, we would have had approximately $1,652.3 million of aggregate debt outstanding, including approximately $1,038.4 million of floating-rate term loans and revolving credit facility borrowings and $600.0 million of the fixed-rate senior notes, including the notes offered hereby, and we would have had approximately $372.7 million of additional borrowings available under our senior secured revolving credit facility, after giving effect to $27.3 million of outstanding and undrawn letters of credit, which would have reduced available borrowings. Based on the amount of floating-rate debt that we expect to be outstanding after giving effect to the Financing Transactions, a 1% rise in interest rates would result in an incremental annual interest expense of approximately $10.5 million (excluding the impact of our interest rate swaps). If the London Interbank Offered Rate (“LIBOR”) increases in the future then the floating-rate debt could have a material effect on our interest expense.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of our unpaid creditors or the guarantors, a court were to find that, at the time the notes were issued by us or guaranteed by the guarantors:

•	We issued or the guarantors guaranteed the notes with the intent of hindering, delaying or defrauding current or future creditors, we or the guarantors received less than reasonably equivalent value or fair consideration for issuing or guaranteeing the notes, as applicable; and

•	We or the guarantors, as the case may be,

•	were insolvent or were rendered insolvent by reason of the incurrence or guarantee, as applicable, of the indebtedness constituting the notes,

•	were engaged, or about to engage, in a business or transaction for which our assets constituted unreasonably small capital,

•	intended to incur, or believed that we would incur, debts beyond our ability to pay as such debts matured, or

•	were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment the judgment is unsatisfied,

such court could avoid or subordinate the notes and the relevant guarantee to presently existing and future indebtedness of us or the guarantors, as the case may be, and take other action detrimental to the holders of the notes, including, under certain circumstances, invalidating the notes or the guarantees.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, we or any guarantor would be considered insolvent if, at the time we incur or guarantee, as the case may be, the indebtedness constituting the notes, either:

•	the sum of our debts, including contingent liabilities, is greater than our assets, at a fair valuation; or

•	the present fair saleable value of our assets is less than the amount required to pay the probable liability on our total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether we or a guarantor, as the case may be, were solvent at the relevant time, or whether, whatever standard was used, the notes or guarantees would not be avoided on another of the grounds described above.

As a public limited company incorporated in Ireland, we are subject to Irish insolvency law under which certain categories of preferential debts could be paid in priority to the claims of the holders of the notes upon liquidation.

Liquidation. As a public limited company incorporated in Ireland, we may be wound up under Irish law. Upon a liquidation of an Irish company, certain categories of preferential debts (including the Revenue Commissioners in the case of certain unpaid taxes) and the claims of secured creditors would be paid in priority to the claims of unsecured creditors. If we become subject to an insolvency proceeding and if we have obligations to creditors that are treated under Irish law as creditors that are senior relative to the holders of the notes, the holders of the notes may suffer losses as a result preferential during such insolvency proceedings.

Examinership. Examinership is a legal mechanism in Ireland for the temporary protection and potential rescue or reconstruction of an ailing but potentially viable Irish company. An Irish company, its directors, its shareholders who hold, at the date of presentation of the relevant petition, not less than one-tenth of its voting share capital, or a contingent, prospective or actual creditor, are each entitled to petition the Irish High Court for the appointment of an examiner.

While a company is in examinership, it may not be wound up, creditors may not enforce their claims or their security in respect of the company or its assets, and proceedings cannot be issued or potentially continued against it without the leave of the Irish High Court. Further, a company in examinership cannot discharge any liability incurred by it before the presentation to the Irish High Court of a petition for examinership except in strictly defined circumstances. The examiner, once appointed, has the power to set aside contracts and certain arrangements entered into by the company after his appointment and, in certain circumstances, can avoid a negative pledge given by the company prior to his appointment.

Where possible, an examiner will formulate proposals for a compromise or scheme of arrangement in respect of a company in examinership (the “Proposals”) which the examiner believes will ensure the survival of the company or the whole or any part of its undertaking as a going concern. The Proposals will detail, among other things, how each class of creditor is to be treated in the context of the examinership and in particular the dividend, if any, they are to receive. A scheme of arrangement may be approved by the Irish High Court when at least one class of creditors, whose interests are impaired under the Proposals, has voted in favor of the Proposals and the Irish High Court is satisfied that such Proposals are fair and equitable in relation to any class of members or creditors who have not accepted the Proposals and whose interests would be impaired by the implementation of the scheme of arrangement and the Proposals are not unfairly prejudicial to any interested party.

If, for any reason, an examiner was appointed to us while any amounts due under the notes were unpaid, the primary risks to the holders of the notes would include the following:

•	the Trustee, on behalf of the holders of the notes, would not be able to initiate proceedings to enforce rights under the notes against us during the period of examinership;

•	a scheme of arrangement may be approved involving the writedown of the debt owed by us to the holders of the notes irrespective of their views;

•	an examiner may seek to set aside any negative pledge given by us prohibiting the creation of security or the incurring of borrowings by us to enable the examiner to borrow to fund us during the protection period; and

•	in the event that a scheme of arrangement is not approved and we subsequently go into liquidation, the examiner’s remuneration and expenses and the claims of certain other creditors referred to above (including the Irish Revenue Commissioners in the case of certain unpaid taxes) will take priority over the amounts due by us to the holders of the notes.

The lenders under our senior secured credit facilities will have the discretion to release the guarantors under the senior secured credit facilities in a variety of circumstances, or such guarantors may be automatically released, which will cause those guarantors to be automatically released from their guarantees of the notes.

While any obligations under our senior secured credit facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the Indenture, if the related guarantor is no longer a guarantor of obligations under the senior secured credit facilities. See “Description of the Notes.” The lenders under our senior secured credit facilities will have the discretion to release the guarantees under the senior secured credit facilities in a variety of circumstances and, in some circumstances, such guarantors will be automatically released. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of holders of the notes. See “Description of the Notes—Guarantees.”

An active trading market for the notes may not develop.

The notes constitute new issues of securities, for which there is no existing market. Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed. Even if the notes are listed, an active trading market may not develop. In addition, the liquidity of any trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these notes, prevailing interest rates and changes in our consolidated financial condition, results of operations or prospects. A liquid trading market in the notes may not develop, which could decrease the amounts you would otherwise receive upon a sale or disposition of the notes and your ability to transfer the notes may be limited.

If a trading market for the notes does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes depends on many factors, including:

•	our credit ratings;

•	prevailing interest rates being paid by, or the market prices for debt securities issued by, other companies similar to us;

•	our financial condition, financial performance and prospects; and

•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

Investors in the notes may be unable to enforce judgments obtained in U.S. courts against the issuer.

Some of the directors and executive officers of the issuer and the guarantors are non-residents of the United States, and a portion of the assets of the guarantors and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these nonresident persons or to enforce against the guarantors or these non-resident persons in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. See “Service of Process and Enforcement of Liabilities.”

The calculation of EBITDA under the Indenture permits certain estimates and assumptions that may differ materially from actual results.

The calculation of EBITDA under the Indenture allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net earnings, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA presented in this prospectus, the calculation of EBITDA under the Indenture will allow us to add estimated cost savings and operating synergies related to operational changes, including as a result of acquisitions and dispositions, our lean manufacturing processes and restructurings. We will also be permitted to exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. As a result of these adjustments, we may be able to incur more debt or pay dividends or make other restricted payments in amounts greater than would be permitted without such adjustments.

Because the calculation of EBITDA under the Indenture will permit certain estimates and assumptions that may differ materially from actual results, we will be permitted to incur debt and pay dividends or make other restricted payments based on such estimates even if those estimates are not achieved in the timeframe anticipated or at all. Accordingly, investors should not place undue reliance upon the calculation of EBITDA in accordance with the Indenture.

In addition, EBITDA is not a presentation made in accordance with GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to net earnings (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP.

The notes may be subject to Irish withholding tax.

On the date of this prospectus, the notes have not been listed on the NYSE. While we will use our reasonable best efforts to cause the notes to be listed on the NYSE, we cannot assure you that the notes will be listed, or if listed, that such listing will be maintained for the term of the notes. If the notes are not listed on a recognized stock exchange as defined in Section 64 of the Taxes Consolidation Act 1997 (a “Recognized Stock Exchange”) or any of the other conditions in Section 64 of the Taxes Consolidation Act 1997 are not met on any interest payment date in respect of the notes, then the issuer will, subject to the availability of another exemption, be required to deduct Irish withholding tax (currently at the rate of 20%) from payments of interest on the notes, unless the interest is paid in the ordinary course of the issuer’s business, the issuer can identify the holders of the notes, and the holders of the notes are (1) companies that are resident in a Relevant Territory (where a Relevant Territory is a Member State of the European Union (“EU”) other than Ireland or a country with which Ireland has a double taxation agreement) that (i) imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory or (ii) where the interest payable is exempted from the charge to Irish income tax under the terms of a double tax agreement that is either in force or will come into force once all ratification procedures have been completed, provided that in the case of either (i) or (ii), the interest is not paid in connection with an Irish branch or agency of the holders of the notes, or (2) another exemption from Irish withholding tax applies.

The issuer may be required to pay Additional Amounts (as defined in “Description of the Notes—Additional Amounts”) to holders of the notes subject to such withholding tax (see “Description of the Notes—Additional Amounts”). In addition, the issuer may be entitled to redeem the notes upon the occurrence of certain changes to relevant Irish tax laws affecting the issuer’s obligation to pay Additional Amounts (see “Description of the Notes—Redemption for Taxation Reasons”).

If the notes are successfully listed on the NYSE, but subsequently it becomes impracticable or unduly burdensome for us to maintain such a listing, then (following consultation with the underwriters) we will use our reasonable best efforts to cause the notes to be listed on another Recognized Stock Exchange, as we may decide. If the notes are not listed on a Recognized Stock Exchange, however, on any interest payment date in respect of the notes, the issuer will be required to deduct Irish withholding tax other than as set out above. See “Material Tax Considerations—Irish Tax Considerations” for a further discussion of the Irish tax consequences with respect to the notes.

USE OF PROCEEDS

We estimate that the net proceeds from the offering, after deducting underwriting discounts and commissions and offering fees and expenses payable by us, will be approximately $295.5 million. We intend to use the net proceeds from this offering, as well as cash on hand, to repay approximately $300.0 million of outstanding borrowings under our senior secured revolving credit facility.

Sources and Uses

We intend to use the net proceeds from this offering, as well as cash on hand, to repay approximately $300.0 million of the Acquisition Borrowings.

The following table illustrates the estimated sources and uses of funds for this offering. Actual amounts may vary from estimated amounts depending on several factors, including, among other things, differences in our estimates of fees, expenses and other costs.

(in millions) Sources	Amount
Cash	$4.5
Senior notes offered hereby	300.0

Total sources	$304.5

Uses	Amount
Pay down revolving credit facility	$300.0
Offering expenses	4.5

Total uses	$304.5

Each of the underwriters or their respective affiliates are lenders under our senior secured revolving credit facility. J.P. Morgan Securities LLC, Goldman, Sachs & Co., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and Citigroup Global Markets Inc. or their respective affiliates will receive 5% or more of the net proceeds of the offering. Accordingly, these underwriters are deemed to have a “conflict of interest” under Rule 5121 of FINRA. Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus. PNC Capital Markets LLC has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our unaudited cash and capitalization as of June 30, 2015 on an historical basis and on an as-adjusted pro forma basis to give effect to the Transactions, as if the Transactions had occurred on June 30, 2015.

We are providing the capitalization table below for informational purposes only. It should not be construed to be indicative of our capitalization or financial condition had the Transactions been completed on the date assumed. The capitalization table below is not necessarily indicative of our future capitalization or financial condition.

This table should be read in conjunction with the information set forth under “Use of Proceeds” and “Description of Other Indebtedness” in this prospectus and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of June 30, 2015
(in millions)	Actual	As adjusted
Cash and cash equivalents	$201.0	$126.8

Indebtedness:
Revolving credit facility(1)	—	100.0	(2)
Term Loan A(1)	938.4	938.4
5.75% Senior notes due 2021	300.0	300.0
Senior notes offered hereby	—	300.0
Other debt, including capital leases	13.9	13.9

Total indebtedness	$1,252.3	$1,652.3

Equity:
Ordinary shares, $0.01 par value	1.0	1.0
Capital in excess of par value	12.3	12.3
Retained earnings	207.1	207.1
Accumulated other comprehensive earnings (losses)	(173.1)	(173.1)
Noncontrolling interest	25.4	25.4

Total equity	$72.7	$72.7

Total capitalization	$1,325.0	$1,725.0

(1)	Following our completion of this offering, we expect to amend our existing senior secured credit facilities to extend their maturity and modify certain covenants. We expect our senior secured credit facilities, as amended, to provide for (i) a senior secured Term A facility in an aggregate principal amount of $938.4 million due in 2020 and (ii) a $500.0 million senior secured revolving credit facility maturing in 2020. We do not expect to incur any additional borrowings in connection with the amendment of our senior secured credit facilities. The terms of our amended senior secured credit facilities are still being negotiated and remain subject to change. In addition, our entry into the amendments to our senior secured credit facilities is subject to a number of conditions, including market conditions. This offering is not conditioned upon the closing of the amendments to our senior secured credit facilities. See “Description of Other Indebtedness” for additional information regarding our senior secured credit facilities.
(2)	Gives effect to the Acquisition Borrowings and the application of the net proceeds of this offering to repay $300.0 million of the Acquisition Borrowings.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial data is derived from the historical condensed consolidated financial statements of Allegion prepared in accordance with GAAP, which are incorporated by reference herein.

The unaudited pro forma condensed combined financial data shows the historical results of Allegion as adjusted to reflect the impact of the sale of the SI Business. The unaudited pro forma condensed combined financial data for the fiscal year ended December 31, 2014 and the six months ended June 30, 2015 gives effect to the sale of the SI Business as if it had occurred on January 1, 2014, the first day of fiscal year 2014. The unaudited pro forma condensed combined financial data as of June 30, 2015 gives effect to the sale of the SI Business as if it had occurred on June 30, 2015. We believe the sale of the SI Business will not qualify as a discontinued operation. The unaudited pro forma condensed combined financial data does not reflect the Acquisitions or the disposition of our Venezuelan business described in “Summary—Recent Developments.” The unaudited pro forma condensed combined financial data includes adjustments to reflect the following:

•	the sale by Allegion of its majority ownership of the SI Business;

•	costs incurred in connection with the sale of the SI Business; and

•	the impact of, and transactions contemplated by, the agreements entered into in connection with the sale of the SI Business.

The unaudited pro forma combined condensed financial data reflects the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions, described in the accompanying notes thereto, that are (1) directly attributable to the sale of the SI Business, (2) factually supportable and (3) expected to have a continuing impact on our consolidated financial results. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial data. The unaudited pro forma condensed combined financial data has been prepared by management for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized had the completion of the sale of the SI Business occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated financial position or future results of operations that we will experience going forward. In addition, the accompanying unaudited pro forma condensed combined income data does not reflect any expected cost savings, restructuring actions, non-recurring items or one-time transaction related costs that we may expect to incur or generate.

The following unaudited pro forma condensed combined financial data should be read in conjunction with the historical condensed consolidated financial statements of Allegion and the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the six months June 30, 2015, in each case incorporated by reference in this prospectus.

	Six Months Ended June 30, 2015
(in millions, except per share data)	Allegion plc	SI Business	Unaudited Pro forma Adjustments(1)	Unaudited Pro forma
Net revenues	$978.2	$25.1	$—	$953.1
Cost of goods sold	569.3	21.3	—	548.0
Selling and administrative expenses	242.2	6.2	—	236.0
Asset impairment	—	—	—	—

Operating income (loss)	166.7	(2.4)	—	169.1
Interest expense	22.9	0.0	—	22.9
Other expense (income), net	3.5	—	—	3.5

Earnings (loss) before income taxes	140.3	(2.4)	—	142.7
Provision for income taxes	31.4	(0.6)	—	32.0

Earnings (loss) from continuing operations	108.9	(1.8)	—	110.7
Less: Net loss attributable to noncontrolling interests	(0.6)	—	—	(0.6)

Net earnings (loss) from continuing operations attributable to Allegion plc	$109.5	$(1.8)	$—	$111.3

Net earnings from continuing operations per ordinary share attributable to Allegion plc shareholders:
Basic	$1.14			$1.16
Diluted	$1.13			$1.15

Weighted average shares outstanding:
Basic	95.8			95.8
Diluted	96.9			96.9

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Data

	Year Ended December 31, 2014
(in millions, except per share data)	Allegion plc	SI Business	Unaudited Pro forma Adjustments(1)	Unaudited Pro forma
Net revenues	$2,118.3	$97.3	$—	$2,021.0
Cost of goods sold	1,264.6	79.6	—	1,185.0
Selling and administrative expenses	527.4	13.2	—	514.2
Asset impairment	—	—	—	—

Operating income	326.3	4.5	—	321.8
Interest expense	53.8	0.9	—	52.9
Other expense (income), net	4.6	(0.1)	—	4.7

Earnings before income taxes	267.9	3.7	—	264.2
Provision for income taxes	84.2	0.9	—	83.3

Earnings from continuing operations	183.7	2.8	—	180.9
Less: Net loss attributable to noncontrolling interests	(2.6)	—	—	(2.6)

Net earnings from continuing operations attributable to Allegion plc	$186.3	$2.8	$—	$183.5

Net earnings from continuing operations per ordinary share attributable to Allegion plc shareholders:
Basic	$1.94			$1.91
Diluted	$1.92			$1.89

Weighted average shares outstanding:
Basic	96.1			96.1
Diluted	97.2			97.2

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Data

	As of June 30, 2015
(in millions)	Allegion plc	SI Business	Unaudited Pro forma Adjustments		Unaudited Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$201.0	$1.9	$—		$199.1
Accounts and notes receivable, net	274.7	23.3	70.4	(2)	321.8
Costs in excess of billings on uncompleted contracts	186.4	186.4	—		0.0
Inventories	205.9	2.4	—		203.5
Other current assets	55.2	0.5	—		54.7

Total current assets	923.2	214.5	70.4		779.1

Property, plant and equipment, net	207.8	0.4	—		207.4
Goodwill	527.5	21.5	—		506.0
Other assets	331.1	2.2	1.3	(3)	330.2

Total assets	$1,989.6	$238.6	$71.7		$1,822.7

LIABILITIES AND EQUITY
Total current liabilities	479.0	80.8	7.4	(4)	405.6
Long-term debt	1,190.5	—	—		1,190.5
Other noncurrent liabilities	247.4	0.2	—		247.2

Total liabilities	1,916.9	81.0	7.4		1,843.3
Total equity	72.7	157.6	64.3	(5)	(20.6)

Total liabilities and equity	$1,989.6	$238.6	$71.7		$1,822.7

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Data

Notes to the Unaudited Pro Forma Condensed Combined Financial Data:

(1)	The unaudited pro forma statement of comprehensive income gives effect to the disposition of the SI Business as if the transaction had occurred on January 1, 2014. The results of operations of the SI Business have been removed from the unaudited pro forma statement of comprehensive income. A loss of approximately $85.5 million (based on amounts recorded as of June 30, 2015) has not been included in the unaudited pro forma statement of comprehensive income, but is expected to be reflected in the statement of comprehensive income when the transaction is consummated.
(2)	Reflects the fair value of the consideration receivable as a result of the disposition of the SI Business.
(3)	Reflects the fair value of Allegion’s remaining investment in the SI Business.
(4)	Reflects estimated tax and other liabilities recognized as part of the disposition of the SI Business.
(5)	Total equity was adjusted as a result of adjustments (2) through (4), above.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the five fiscal years ended December 31, 2014 and the six months ended June 30, 2015. As of the date of this prospectus, we have no preferred stock outstanding, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

	Six Months Ended June 30,	Years Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges(1)	6.0	5.4	11.2	28.6	41.2	48.6

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated where earnings consists of (1) earnings from continuing operations before income taxes plus (2) fixed charges. Fixed charges consist of (a) interest on all indebtedness, (b) amortization of premiums, discounts and capitalized expenses related to indebtedness and (c) an interest component representing the estimated portion of rental expense that management believes is attributable to interest.

DESCRIPTION OF OTHER INDEBTEDNESS

Following our completion of this offering, we expect to amend our existing senior secured credit facilities to extend their maturity from 2019 to 2020 and to modify certain covenants. We expect our senior secured credit facilities, as amended, to provide for (i) a senior secured Term A facility in an aggregate principal amount of $938.4 million due in 2020, and (ii) a $500.0 million senior secured revolving credit facility maturing in 2020. We do not expect to incur any additional borrowings in connection with the amendment of our senior secured credit facilities. The following is a summary of the terms of our senior secured credit facilities assuming our entry into these amendments. The terms of our amended senior secured credit facilities are still being negotiated and remain subject to changes. In addition, our entry into the amendments to our senior secured credit facilities is subject to a number of conditions, including market conditions. This offering is not conditioned upon the closing of the amendments to our senior secured credit facilities.

Senior Secured Credit Facilities

Term A Loan. The issuer and Allegion US Holding Company Inc. will be co-borrowers of a Term A Facility in an aggregate principal amount of $938.4 million (the loans under such Term A Facility, the “Term A Loans”). Amounts borrowed under the Term A Facility that are repaid or prepaid may not be reborrowed.

The Term A Facility will amortize in quarterly installments, with the first such installment due on December 31, 2015, at the following rates per annum: 5% in 2015, 2016, 2017 and 2018 and 10% in 2019 and 2020, with the final installment due on October 15, 2020.

Revolver. The five-year senior secured revolving credit facility will permit borrowings of up to $500 million. The senior secured revolving credit facility will be comprised of two tranches: a tranche available in U.S. dollars and a tranche available in U.S. dollars, euros, pounds sterling and other currencies to be agreed from time to time. Borrowings under the multi-currency tranche will be capped at $100 million. The senior secured revolving credit facility will mature and the commitments thereunder will terminate on October 15, 2020. Amounts repaid under the senior secured revolving credit facility may be reborrowed.

Guarantees and Collateral. The indebtedness, obligations and liabilities under the senior secured credit facilities will be fully and unconditionally guaranteed jointly and severally on a senior secured basis by certain of Allegion plc’s current and future restricted subsidiaries, and will be secured, subject to permitted liens and other exceptions and exclusions and subject to the termination and release of security interests if we receive investment grade ratings from each of Moody’s and S&P (with reinstatement of all such security interests if we lose either investment grade rating), by a first-priority lien on substantially all the present and after-acquired tangible and intangible assets of each borrower and each domestic guarantor (including (i) a perfected pledge of all of the capital stock of Allegion US Holding Company Inc. and each direct, wholly-owned material restricted subsidiary held by each borrower or any guarantor (subject to certain limitations with respect to foreign subsidiaries) and (ii) perfected security interests in, and mortgages on, accounts, inventory, equipment, general intangibles, commercial tort claims, investment property, intellectual property, material fee-owned real property, letter-of-credit rights, intercompany notes and proceeds of the foregoing, except for certain excluded assets.

Mandatory Prepayments. The Term A Facility will require the following amounts to be applied to prepay the Term A Loans, subject to certain thresholds, exceptions and reinvestment rights:

•	100% of the net cash proceeds from the incurrence of indebtedness by us and our restricted subsidiaries (other than permitted debt);

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by us and our restricted subsidiaries (including casualty insurance and condemnation proceeds, but with exceptions for sales of inventory and other ordinary course dispositions, obsolete or worn-out property, property no longer useful in the business and other exceptions);

•	50% of excess cash flow with stepdowns to 25% and 0% based on certain leverage levels.

Mandatory prepayments of the Term A Facility will be applied to the remaining installments thereof as directed by the borrowers.

Voluntary Prepayments. The borrowers may voluntarily prepay outstanding Term A Loans in whole or in part at any time without premium or penalty, subject to the payment of customary breakage costs in the case of LIBOR rate loans. Optional prepayments of the Term A Facility will be applied to the remaining installments thereof as directed by the borrowers.

Commitments under the senior secured revolving credit facility may be reduced in whole or in part at any time without premium or penalty.

Covenants. The senior secured credit facilities will contain certain covenants that, among other things, limit or restrict the ability of Allegion plc and certain of its restricted subsidiaries to (subject to certain qualifications and exceptions):

•	create liens and encumbrances;

•	incur additional indebtedness;

•	merge, dissolve, liquidate or consolidate;

•	make acquisitions, investments, advances or loans;

•	dispose of or transfer assets;

•	pay dividends or make other payments in respect of their capital stock;

•	amend certain material governance or debt documents;

•	redeem or repurchase capital stock or prepay, redeem or repurchase certain debt;

•	engage in certain transactions with affiliates;

•	enter into certain speculative hedging arrangements; and

•	enter into certain restrictive agreements.

In addition, we will be required to comply with (a) a maximum ratio of total consolidated indebtedness (net of unrestricted cash up to $150 million) to consolidated EBITDA and (b) a minimum ratio of consolidated EBITDA to consolidated interest expense (net of interest income).

Interest Rates and Fees. Outstanding borrowings under the senior secured credit facilities accrue interest, at the option of the borrowers, at a per annum rate of (i) a LIBOR rate plus the applicable margin or (ii) a base rate plus the applicable margin. The applicable margin for borrowings under the senior secured revolving credit facility and the Term A Facility will be subject to a corporate credit rating-based pricing grid with the applicable margin for LIBOR loans ranging from 1.375% to 1.875%.

During an event of default, overdue principal under the senior secured credit facilities may bear interest at a rate 2.00% in excess of the otherwise applicable rate of interest. The borrowers will pay certain fees with respect to the senior secured credit facilities, including a commitment fee on the undrawn portion of the Revolver ranging from 0.20% to 0.30%, depending on the corporate credit rating.

DESCRIPTION OF THE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Issuer” refers only to Allegion plc and not to any of its Affiliates and (ii) the terms “we,” “our” and “us” each refer to the Issuer and its consolidated Subsidiaries.

The Issuer will issue $300.0 million aggregate principal amount of     % Senior Notes due 2023 (the “notes”) under an indenture to be dated as of the Issue Date (the “Indenture”) among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as Trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Copies of the form of the Indenture may be obtained from the Issuer upon request.

The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the notes.

The notes:

•	will be unsecured senior debt obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuer and the Guarantors;

•	will be effectively subordinated to all Secured Indebtedness of the Issuer and the Guarantors (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	will be senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the notes) of the Issuer and the Guarantors;

•	will be initially guaranteed on a senior unsecured basis by each Restricted Subsidiary of the Issuer that incurs or guarantees any Obligations under the Senior Credit Facilities; and

•	will be structurally subordinated to all existing and future Indebtedness and other claims and liabilities, including preferred stock, of Subsidiaries of the Issuer that are not Guarantors.

We completed our Spin-off from Ingersoll Rand plc on December 1, 2013. For the purposes of this Description of the Notes and the Indenture, and the interpretation thereof, the Spin-off shall be deemed to have occurred immediately prior to October 4, 2013, and for all periods prior to the consummation of the Spin-off, the Issuer, its Subsidiaries and the other Subsidiaries of Ingersoll Rand plc transferred to the Issuer as part of the Spin-off will be deemed to have been Restricted Subsidiaries of the Issuer.

Guarantees

Each Restricted Subsidiary of the Issuer that incurs or guarantees Obligations under the Senior Credit Facilities or any other series of capital markets debt securities of the Issuer or a Guarantor issued in an aggregate principal amount of $100.0 million or more, will initially jointly and severally guarantee, as primary obligors and not merely as sureties, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. We refer to these Restricted Subsidiaries of the Issuer that Guarantee the notes as the “Subsidiary Guarantors.” Each of the Guarantees will be a general unsecured obligation of the relevant Guarantor and will rank equal in right of payment to all existing and future Senior Indebtedness of each such Guarantor and will be effectively subordinated to all Secured Indebtedness of each such entity (including each Guarantor’s guarantee of Indebtedness or Obligations under our Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the notes.

Not all of the Issuer’s Subsidiaries will Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, such non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or any other Guarantor. Three Subsidiaries of the Issuer, Allegion US Holding Company Inc. (“US Holdings”), Von Duprin LLC and Schlage Lock Company LLC, will guarantee the notes upon their issuance. For the fiscal year ended December 31, 2014 and the six months ended June 30, 2015, these Subsidiaries represented approximately 61.1% and 69.3% of our total net revenues, 87.5% and 106.9% of our net income before income taxes and 77.5% and 88.8% of our Adjusted EBITDA, respectively, and as of June 30, 2015, these Subsidiaries represented approximately 39.7% of our total assets and 39.5% of our total liabilities, in each case after giving effect to intercompany eliminations. See “Risk Factors—The notes will be structurally subordinated to the existing and future liabilities of certain of our subsidiaries which are not guaranteeing the notes.”

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that such Subsidiary Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.”

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Any Guarantee by a Subsidiary Guarantor of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i) (a)	any sale, exchange or transfer (by merger or otherwise) of (I) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (II) all or substantially all of the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

(b)	the release or discharge of the guarantee by, or direct obligation of, such Guarantor with respect to the Senior Credit Facilities or capital markets debt securities that resulted in the creation of such Guarantee,

(c)	the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture,

(d)	exercise of the legal defeasance option or covenant defeasance option by the Issuer as described under “Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture,

(e)	the merger or consolidation of any Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor;

(f)	as described under “—Amendment, Supplement and Waiver”; or

(g)	the occurrence of the Covenant Termination Event (as defined below); and

(ii) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

Senior Indebtedness versus Notes

The Indebtedness evidenced by the notes and the Guarantees will be unsecured and will rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be. Secured Indebtedness and other secured obligations of the Issuer and the Guarantors (including obligations with respect to the Senior Credit Facilities) will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

As of June 30, 2015, on an as-adjusted basis giving effect to the Transactions, the notes would have ranked pari passu with approximately $1,652.3 million of Senior Indebtedness of the Issuer and the Subsidiary Guarantors and the notes would have been effectively subordinated to approximately $1,038.4 million of secured indebtedness of the Issuer and the Subsidiary Guarantors. In addition, as of June 30, 2015, on an as-adjusted basis giving effect to the Transactions, we would have had approximately $372.7 million of additional borrowings available under our senior secured revolving credit facility, after giving effect to $27.3 million of outstanding and undrawn letters of credit, which would have reduced available borrowings.

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuer and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in certain circumstances, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Certain Covenants—Liens.”

Liabilities of Subsidiaries versus Notes

The Issuer does not directly have any operations. All of our operations are conducted through Subsidiaries of the Issuer or US Holdings. Some of the Issuer’s Subsidiaries are not Guaranteeing the notes, and, as described above under “Guarantees,” Guarantees may be released under certain circumstances. In addition, the Issuer’s future Subsidiaries may not be required to Guarantee the notes. Claims of creditors of any non-guarantor Subsidiaries of the Issuer, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including Holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and the issuance of Disqualified Stock and preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred and Disqualified Stock and preferred stock issued in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence or issuance by such subsidiaries of liabilities that are not considered Indebtedness or Disqualified Stock or preferred stock under the Indenture. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Additional Amounts

The Issuer and each Guarantor will be required to make all payments under or with respect to the notes and each Guarantee, as applicable, free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of (i) Ireland or any political subdivision or any authority or agency therein or thereof having power to tax, (ii) any other jurisdiction in which the Issuer or any Guarantor is organized or is otherwise resident for tax purposes or any political subdivision or any authority or agency therein or thereof having the power to tax, (iii) any jurisdiction from or through which payment on the notes or any Guarantee or any political subdivision or any authority or agency therein or thereof having the power to tax is made or (iv) any jurisdiction in which a Guarantor that actually makes a payment on the notes or its Guarantee is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or any authority or agency therein or thereof having the power to tax (each a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such Taxes is required by law or by the interpretation or administration thereof.

If the Issuer or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes or any Guarantee, as applicable, the Issuer or such Guarantor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the Holder, applicable recipient of payment or beneficial owner of the note or any payment in respect of such note (each, a “relevant holder”) (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant holder, if the relevant holder is an estate, nominee, partnership, trust, corporation or other business entity) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction, but other than a connection arising solely from the acquisition, ownership or holding of such note or the receipt of any payment in respect thereof); (2) any estate, inheritance, gift, sales, use, value added, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any Taxes imposed as a result of the failure of the relevant holder of the notes to comply with a timely request in writing of the Issuer (such request being made at a time that would enable such relevant holder acting reasonably to comply with that request), to provide information concerning such relevant holder’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice would have reduced or eliminated such Taxes with respect to such relevant holder; (4) any Taxes that are payable other than by deduction or withholding from a payment on the notes; (5) any Taxes that would not have been so imposed if the relevant holder had presented the note for payment (where presentation is required) to, or otherwise accepted payment from, another paying agent in a member state of the European Union; (6) any Taxes that are required to be deducted or withheld pursuant to Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on taxation of savings income or any law implementing or complying with, or introduced in order to conform to such Directives; or (7) any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, or any comparable or successor version of such Sections, any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements or treaties (including any law implementing any such agreement or treaty) entered into in connection with the implementation thereof; nor will the Issuer or any Guarantor pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the note had been presented for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later, (b) with respect to any payment on a note to any holder who is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note, or (c) in respect of any note where such withholding or deduction is imposed as a result of any combination of clauses (1), (2), (3), (4), (5), (6), (7), (a), (b) and (c) of this paragraph.

The Issuer and each Guarantor will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Issuer will provide the Trustee, for the benefit of the holders, with official receipts evidencing the payment of the Taxes with respect to which Additional Amounts are paid. If, notwithstanding the Issuer’s efforts to obtain such receipts, the same are not obtainable, the Issuer will provide the Trustee with other evidence. In no event, however, shall the Issuer be required to disclose any information that the Issuer reasonably deems to be confidential.

If the Issuer or any Guarantor is or will become obligated to pay Additional Amounts under or with respect to any payment made on the notes or any Guarantee, as applicable, at least 30 days prior to the date of such payment, the Issuer will deliver to the Trustee an Officer’s Certificate stating that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. Whenever in the Indenture there is mentioned, in any context:

(x)	the payment of principal or interest;

(y)	redemption prices or purchase prices in connection with a redemption or purchase of notes; or

(z)	any other amount payable on or with respect to any of the notes or any Guarantee;

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Issuer will pay any present or future stamp, court or documentary taxes or any other excise, property or similar taxes, charges or levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the notes, the Indenture, any Guarantee or any other document or instrument in relation thereof, and will agree to indemnify the holders for any such taxes paid by such holders. The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Guarantor is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein (each of which shall also be treated as a Relevant Taxing Jurisdiction). For a discussion of Irish withholding taxes applicable to payments under or with respect to the notes, see “Risk Factors—The notes may be subject to Irish withholding tax” and “Material Tax Considerations—Irish Tax Considerations.”

Principal, Maturity and Interest

The Issuer will issue $300.0 million of notes in this offering. The notes will mature on             , 2023. The Issuer may issue additional notes from time to time after this offering under the Indenture (“Additional Notes”). Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” The notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued; provided, that Additional Notes will not be issued with the same CUSIP, common code or ISIN, as applicable, as existing notes unless such Additional Notes are fungible with existing notes for U.S. federal income tax purposes.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on                      and                      commencing on             , 2016, to Holders of record on the immediately preceding                      and                         , as the case may be. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose as described under “—Paying Agent and Registrar for the Notes” or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided, that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominees will be made by wire transfer of immediately available funds to The Depository Trust Company. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market, negotiated transactions or otherwise.

Redemption for Taxation Reasons

The Issuer is entitled to redeem the notes, at its option, at any time in whole but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest (and additional interest, if any), to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Issuer or a Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of:

(1)	a change in or an amendment to the laws (including any regulations, protocols or rulings promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or

(2)	any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, treaties or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture and the Issuer or Guarantor, as applicable, cannot avoid such obligation by taking reasonable measures available to it; provided, that for this purpose reasonable measures shall not include any change in the Issuer’s or Guarantor’s jurisdiction of organization or location of its principal executive office. Notice of such redemption (which notice shall be irrevocable) shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 but not more than 60 days before the redemption date to each Holder of notes at such Holder’s registered address or otherwise in accordance with the procedures of The Depository Trust Company. Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Issuer or applicable Guarantor would be obliged to make such payment of Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

Before the Issuer mails or delivers notice of redemption of the notes as described above, the Issuer will deliver to the Trustee an Officer’s Certificate stating that the Issuer or applicable Guarantor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and that all conditions precedent to the redemption have been complied with. The Issuer will also deliver an Opinion of Counsel to the effect that the Issuer or applicable Guarantor would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or a new application or interpretation of such laws or regulations and that all conditions precedent to the redemption have been complied with.

The foregoing will apply, mutatis mutandis, to any jurisdiction in which any successor Person to an Issuer or a Guarantor is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

Optional Redemption

At any time prior to             , 2018, the Issuer may redeem all or a part of the notes, upon written notice as described under the heading “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after             , 2018, the Issuer may redeem the notes, in whole or in part, upon notice as described under the heading “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on                      of each of the years indicated below:

Year	Percentage
2018		%
2019		%
2020		%
2021 and thereafter		%

In addition, until             , 2018, the Issuer may, at its option, upon notice as described under the heading “—Selection and Notice,” on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to      % of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided, that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture (including any Additional Notes issued under the Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption; provided further, that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of an Equity Offering, other offering or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. If any such condition precedent has not been satisfied, the Issuer shall provide written notice to the Trustee prior to the close of business one Business Day prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the notes shall be rescinded or delayed as provided in such notice. Upon receipt, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given.

The Issuer and its affiliates may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice

With respect to any partial redemption or repurchase of notes made pursuant to the Indenture, if less than all of the notes are to be redeemed at any given time, selection of such notes for redemption will be made by the

Trustee (a) if the notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the notes are listed, (b) on a pro rata basis to the extent practicable or such other method that the Trustee deems fair and appropriate or (c) by lot or such other similar method in accordance with the procedures of The Depository Trust Company; provided, that no notes of $2,000 or less shall be redeemed or repurchased in part.

Notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 but not more than 60 days before the purchase or redemption date to each Holder of notes at such Holder’s registered address or otherwise in accordance with the procedures of The Depository Trust Company, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

If any notes are to be purchased or redeemed in part only, the Issuer will issue a new note (or cause to be transferred by book entry) in principal amount equal to the unredeemed portion of the original note in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the redemption date, unless the Issuer defaults in payment of the redemption price, interest shall cease to accrue on notes or portions thereof called for redemption, unless such redemption is conditioned on the happening of a future event and such redemption is delayed or rescinded as a result thereof.

Repurchase at the Option of Holders

Change of Control

The Indenture will provide that if a Change of Control occurs, unless the Issuer has, prior to or concurrently with the time the Issuer is required to make a Change of Control Offer (as defined below), delivered electronically or mailed a redemption notice with respect to all the outstanding notes as described under “—Optional Redemption” or “—Satisfaction and Discharge,” the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail or overnight mail, with a copy to the Trustee sent in the same manner, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of The Depository Trust Company, with the following information:

i.	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

ii.	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”);

iii.	that any note not properly tendered will remain outstanding and continue to accrue interest;

iv.	that, unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

v.	that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

vi.	that Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes; provided, that the paying agent receives, not later than the expiration time of the Change of Control Offer, electronic transmission (in PDF), facsimile transmission or letter (sent in the same manner provided in the Change of Control Offer) setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

vii.	that if the Issuer is purchasing less than all of the notes, the Holders of the remaining notes will be issued new notes and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

viii.	if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

ix.	the other instructions, as determined by us, consistent with the covenant hereunder, that a Holder must follow.

While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder shall exercise its option to elect for the purchase of the notes through the facilities of The Depository Trust Company, subject to its rules and regulations.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

i.	accept for payment all notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

ii.	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered; and

iii.	deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate stating that all notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities will provide, and future credit agreements or other agreements relating to Indebtedness to which the Issuer (or one of its affiliates) becomes a party may provide, that certain change of control events with respect to the Issuer or its Subsidiaries would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control event that triggers a default under our Senior Credit Facilities, we may seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases of the notes.

In the event that we make a Change of Control Payment, the paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate a new note (or cause to be transferred by book entry) equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all such notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of such Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided, that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the applicable Change of Control Payment in respect of the Second Change of Control Payment Date.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes outstanding.

Asset Sales

The Indenture will provide that the Issuer will not, and will not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1)	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that the amount of:

(a)	any liabilities (as reflected on the Issuer’s most recent consolidated balance sheet, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing,

(b)	any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) not to exceed 6.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)	to the extent the Issuer or such Restricted Subsidiary elects or is required by the terms of any Credit Facility, any Senior Indebtedness of the Issuer or any Guarantor, or any Indebtedness that would appear as a liability upon a balance sheet of a Restricted Subsidiary that is not a Guarantor, to prepay, repay or purchase any such Indebtedness (in each case other than Indebtedness owed to the Issuer or a Restricted Subsidiary); provided, however, that in connection with any such prepayment, repayment or purchase of Indebtedness, the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased;

(2)

to the extent the Issuer or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Proceeds received by the Issuer or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Sale and the date of receipt of such Net Proceeds, provided, that the Issuer and its Restricted Subsidiaries will be deemed to have complied with this clause (2) if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Issuer or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (2) with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

(3)	any combination of the foregoing.

Within ten Business Days after the date that the balance of any Net Proceeds not invested or applied in the timeframe and as permitted by clauses (1), (2) and (3) above (any such Net Proceeds, whether from one or more Asset Sales, “Excess Proceeds”) exceeds $75.0 million, the Issuer shall make an offer to all Holders of the notes, and, if the Issuer or any Restricted Subsidiary elects, or is required by the terms of any Senior Indebtedness of the Issuer or any Guarantor or Indebtedness of any other Restricted Subsidiary (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of notes and such Pari Passu Indebtedness, (with respect to the notes only) in denominations of $2,000 initial principal amount and multiples of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price, in the case of the notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. In the event that the Issuer or a Restricted Subsidiary prepays any Pari Passu Indebtedness that is outstanding under a revolving credit or other committed loan facility pursuant to an Asset Sale Offer, the Issuer or such Restricted Subsidiary shall cause the related loan commitment to be permanently reduced in an amount equal to the principal amount so prepaid.

The Issuer will commence an Asset Sale Offer for the notes by transmitting electronically or by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and, if applicable, Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Asset Sale Offer being effected in advance of being required to do so by the Indenture, the amount of Net Proceeds to be applied in such Asset Sale Offer), the Issuer may use any remaining Excess Proceeds (or such amount offered) in any manner not prohibited by the Indenture. If the aggregate principal amount of notes and, if applicable, Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer shall determine the aggregate principal amount of notes to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered, and the Trustee shall select the notes to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the notes tendered or by lot or such similar method in accordance with the procedures of The Depository Trust Company; provided, that no notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, and in the case of an Asset Sale Offer being effected in advance of being required to do so by the Indenture, the amount of Net Proceeds to be applied in such Asset Sale Offer shall be excluded in subsequent calculations of Excess Proceeds.

Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes outstanding.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer (or one of its Affiliates) becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is contractually prohibited from purchasing the notes, the Issuer or one of its Affiliates, as the case may be, may seek the consent of its lenders to the purchase of the notes or may attempt to refinance the borrowings that contain such prohibition. If the Issuer or one of its Affiliates, as the case may be, does not obtain such consent or repay such borrowings, the Issuer will remain contractually prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute a Default under the Indenture.

Certain Covenants

Effectiveness of Covenants

Set forth below are summaries of certain covenants contained in the Indenture. Following the first day that (i) the notes have Investment Grade Ratings from both of the Rating Agencies, (ii) no Default or Event of Default under the Indenture has occurred and is continuing and (iii) the Issuer has delivered an Officer’s Certificate to the Trustee certifying that the conditions set forth in clauses (i) and (ii) above are satisfied (the occurrence of the events described in the foregoing clauses (i), (ii) and (iii) being collectively referred to as the “Covenant Termination Event”), the Issuer and its Restricted Subsidiaries will no longer be subject to, and will be permanently released from their obligations under, the following provisions of the Indenture:

(1)	“Limitation on Restricted Payments”;

(2)	“Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(3)	“Transactions with Affiliates”;

(4)	“Note Guarantees”;

(5)	“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(6)	“Repurchase at the Option of Holders—Asset Sales”;

(7)	clauses (4) and (5) of the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets”; and

(8)	clause (6) of the first paragraph of “Events of Default and Remedies”

(collectively, the “Terminated Covenants”), regardless of any subsequent changes in the ratings of the notes.

Upon the occurrence of the Covenant Termination Event, the Guarantees of each of the Guarantors will be automatically released. See “—Guarantees.”

The Trustee shall have no obligation to independently determine or verify if a Covenant Termination Event has occurred or notify the holders of the Covenant Termination Event. The Trustee may provide a copy of such Officer’s Certificate to any holder of Notes upon request.

There can be no assurance that the notes will ever achieve an Investment Grade Rating or that any such rating will be maintained.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A)	dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer, or

(B)	dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger or consolidation, in each case held by a person other than the Issuer or a Restricted Subsidiary;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary, other than

(A)	Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” or

(B)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after October 4, 2013 (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6), (9), (10) and (15) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from October 1, 2013 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2)

100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer, including in connection with any merger or consolidation, since immediately after October 4, 2013 (other than in connection with our spin-off from Ingersoll

Rand plc and related reorganizations and transactions in connection therewith (the “Spin-off”)) from the issue or sale of Equity Interests of the Issuer, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of Equity Interests to any employee, director, manager or consultant of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after October 4, 2013 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, and, to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (3) of the next succeeding paragraph), provided, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Issuer sold to a Restricted Subsidiary, the Issuer or any employee plan of the Issuer or any Restricted Subsidiary, as the case may be, or (c) Disqualified Stock (or Indebtedness that has been converted or exchanged into Disqualified Stock), plus

(3)	the amount by which Indebtedness of the Issuer or the Restricted Subsidiaries is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange of any Indebtedness of the Issuer or the Restricted Subsidiaries subsequent to December 1, 2013 (other than Indebtedness held by the Issuer or a Subsidiary of the Issuer) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer upon such conversion or exchange); plus

(4)	the aggregate amount equal to the net reduction in Investments resulting from (x) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case, after October 4, 2013, not to exceed in any such case the aggregate amount of Restricted Investments made by the Issuer or any Restricted Subsidiary after October 4, 2013 or (y) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Issuer or any Restricted Subsidiary from any Unrestricted Subsidiary, or the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary after October 4, 2013;

provided, however, that the calculation under the preceding clauses (1) through (4) shall not include any amounts attributable to, or arising in connection with, the Spin-off.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

(2)

(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of a sale (other than to a Restricted Subsidiary) made within 120 days of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause

(6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the prepayment, exchange, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or a Restricted Subsidiary made in exchange for, or out of the proceeds of a sale made within 120 days of, new Indebtedness of the Issuer or a Restricted Subsidiary that is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” so long as:

(A)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so prepaid, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B)	such new Indebtedness is subordinated to the notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, exchanged, redeemed, defeased, repurchased, acquired or retired for value,

(C)	such new Indebtedness has a final scheduled maturity date, or mandatory redemption date, as applicable equal to or later than the final scheduled maturity date, or mandatory redemption date, of the Subordinated Indebtedness being so prepaid, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired, and

(D)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, retirement, cancellation or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, manager or consultant of the Issuer, any of its Subsidiaries or any direct or indirect parent company of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition); provided, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year (x) $30.0 million, plus (y) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date; provided further, that such amount in any calendar year may be increased by an amount not to exceed:

(A)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, managers or consultants of the Issuer, any of its Subsidiaries or any direct or indirect parent company of the Issuer that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

(B)	the cash proceeds of key man life insurance policies received by the Issuer and the Restricted Subsidiaries after the Issue Date, less

(C)	the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (3); provided, that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) of this clause (4) in any calendar year);

and provided further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Issuer (or any permitted transferee thereof), any direct or indirect parent company of the Issuer or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” to the extent such dividends are included in the definition of Fixed Charges;

(6)	the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, that, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding (the amount at the time outstanding calculated without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities), not to exceed the greater of (x) $100.0 million and (y) 5.0% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)	the declaration and payment of dividends on or the purchase of the Issuer’s common shares, not to exceed $125.0 million in any twelve-month period;

(10)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed $150.0 million;

(11)	distributions or payments of Receivables Fees;

(12)	repurchases of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to acquire Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or portion of the exercise price thereof or withholding taxes payable with respect thereto;

(13)	the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer, or upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities, in each case, permitted under the Indenture;

(14)	the distribution, by dividend or otherwise, of shares of Capital Stock or other securities of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash or Cash Equivalents);

(15)	any Restricted Payment; provided, that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Debt Ratio would be equal to or less than 3.25 to 1.00;

(16)	payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with “—Merger, Consolidation or Sale of All or Substantially All Assets”; and

(17)	any Restricted Payments attributable to, or arising in connection with, (i) the Spin-off or (ii) any other transactions pursuant to agreements or arrangements in effect on the Issue Date on substantially the terms described in this Prospectus or any amendment, modification or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to the Issuer and the Restricted Subsidiaries, taken as a whole, than the terms of such agreement or arrangement described in this Prospectus;

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (9), (10), (14) and (15), no Default shall have occurred and be continuing.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (15) of the second paragraph of this covenant, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not the Issuer or Guarantors, preferred stock; provided, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto, the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries would be at least 2.00 to 1.00; provided further, that the amount of Indebtedness, Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under clause (14)(x) of the following paragraph, by Restricted Subsidiaries that are not the Issuer or Guarantors shall not exceed the greater of (x) $100.0 million and (y) 3.75% of Consolidated Total Assets at any one time outstanding.

The foregoing limitations will not apply to:

(1)

Indebtedness incurred pursuant to Credit Facilities by the Issuer or any Restricted Subsidiary; provided, that immediately after giving effect to any such incurrence, the then-outstanding aggregate principal amount of all Indebtedness incurred under this clause (1) does not exceed at any one time (x) $1,700.0 million plus (y) an additional amount if, after giving pro forma effect to the incurrence of such additional amount and the application of net proceeds therefrom, the Consolidated Secured Debt Ratio is equal to or less than 2.25 to 1.00 plus (z) in the case of any refinancing of any Credit Facility or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing; provided, that, for purposes of determining the amount of Indebtedness that may be incurred under clause (1)(y), all Indebtedness incurred under this clause (1) shall be treated as Secured Indebtedness;

(2)	Indebtedness represented by the notes (including any Guarantee thereof, but excluding Indebtedness represented by Additional Notes, if any, or guarantees with respect thereto) and exchange notes issued in respect of such notes and any Guarantee thereof;

(3)	Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

(4)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, repair, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, including through the direct purchase of assets or the Capital Stock of any Person owning such assets, and all Refinancing Indebtedness (having the meaning set forth in clause (13) below) incurred to Refinance any Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) $100.0 million and (y) 5% of Consolidated Total Assets at the time of incurrence; provided, that such Indebtedness exists at the date of such purchase, lease, construction, installation, repair, replacement or improvement or is created within 270 days of the completion thereof; provided further, that Capitalized Lease Obligations incurred by the Issuer or any Restricted Subsidiary pursuant to this clause (4) in connection with a Sale and Lease-Back Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale and Lease-Back Transaction are used by the Issuer or such Restricted Subsidiary to permanently repay outstanding Indebtedness of the Issuer or the Restricted Subsidiaries;

(5)	Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement or indemnification obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that such Indebtedness is not reflected as Indebtedness on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7)	Indebtedness (i) of the Issuer to a Restricted Subsidiary or (ii) of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided, that if such Indebtedness is owing to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the notes; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary to which such indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(8)	Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Issuer are available) of (A) 90% of Receivables of all Foreign Subsidiaries plus (B) 75% of Inventory of all Foreign Subsidiaries plus (C) $100.0 million;

(9)	shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(10)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(11)	obligations in respect of self-insurance, performance, bid, appeal and surety bonds, bankers’ acceptances drafts and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(12)	Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed the greater of (x) $100.0 million and (y) 5% of Consolidated Total Assets at the time of incurrence;

(13)	the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to Refinance within 90 days following the date of the incurrence or issuance thereof any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that:

(1)	such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being Refinanced,

(2)	to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated to the notes or such Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively,

(3)	such Refinancing Indebtedness shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Issuer that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Guarantor; and

(4)	the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or preferred stock being Refinanced except by an amount no greater than accrued and unpaid interest with respect to such Indebtedness, Disqualified Stock or preferred stock and any reasonable fees, premium and expenses relating to such Refinancing;

and provided further, that subclause (1) of this clause (13) will not apply to any refunding or refinancing of any Secured Indebtedness outstanding;

(14)	Indebtedness, Disqualified Stock or preferred stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition (in aggregate principal amount not to exceed the purchase price of such acquisition) or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided, that after giving effect to such acquisition, merger or consolidation, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant,

(2)	the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation; or

(3)	the Consolidated Total Debt Ratio of the Issuer and the Restricted Subsidiaries is equal to or less than the Consolidated Total Debt Ratio immediately prior to such acquisition, merger or consolidation;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17)	(1) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as, in the case of a guarantee by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee, or

(2) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided, that such guarantee is incurred in accordance with the covenant described below under “—Note Guarantees”;

(18)	Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(19)	Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with Cash Management Services and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(20)	Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments;” and

(21)	Indebtedness of the Issuer or any of its Restricted Subsidiaries representing deferred compensation to officers, directors, managers and employees thereof incurred in the ordinary course of business.

For purposes of determining compliance with this covenant:

(a)

in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may divide, classify or later reclassify (based on circumstances existing on the date of such reclassification) such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; provided, that all Indebtedness outstanding or committed to under the Senior Credit Facilities on or prior to the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; provided further, that the Issuer shall not be permitted to reclassify all or any portion of any Secured Indebtedness unless the Lien is also permitted to be incurred, and is incurred, with respect to such Secured Indebtedness as so reclassified; and

(b)	at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraph above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (1) and (12) above shall be permitted to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, accrued and unpaid interest, fees and expenses in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to Refinance other Indebtedness denominated in another currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing.

The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or the related Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon (i) the release and discharge of the Lien that gave rise to the obligation to secure the notes (the “Initial Lien”) or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by the Initial Lien, or of all of the Capital Stock held by the Issuer or any Restricted Subsidiary in, or all or substantially all the assets of, any Guarantor creating such Initial Lien.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer will not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, Bermuda or any Member State of the European Union (such Person, as the case may be, being herein called the “Successor Issuer”);

(2)	the Successor Issuer, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form and substance reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(A)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(B)	the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the notes; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and an Opinion of Counsel stating that the Indenture constitutes the legal, valid and binding obligation of the Issuer or Successor Issuer, as applicable.

The Successor Issuer will succeed to, and be substituted for, the Issuer under the Indenture and the notes and the Issuer will automatically be released and discharged from its obligations under the Indenture and the notes.

Notwithstanding the foregoing clauses (3) and (4) of the first paragraph of this covenant,

(a)	any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or any Guarantor; and

(b)	the Issuer may consolidate or merge with or into or transfer all or substantially all its properties and assets to an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another jurisdiction within the laws of the United States, any state thereof, the District of Columbia, Bermuda or any Member State of the European Union or changing its legal structure to a corporation or other entity.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any such Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(A) (1)	such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale,

assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia or Bermuda or any Member State of the European Union (such Person, as the case may be, being herein called the “Successor Person”);

(2)	the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form and substance reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists; and

(4)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and an Opinion of Counsel stating that the Indenture and Guarantees, as applicable, constitute legal, valid and binding obligations of the applicable Subsidiary Guarantor, subject to customary exceptions; or

(B)	the transaction is an Asset Sale that is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Subsidiary Guarantor under the laws of the United States, any state thereof or the District of Columbia so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby or (iii) convert into a Person organized or existing under the laws of a jurisdiction in the United States.

Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(b)	the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	(a) transactions between or among the Issuer or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger or consolidation of the Issuer or any direct or indirect parent of the Issuer; provided, that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or consolidation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3)	the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants of the Issuer, any direct or indirect parent company of the Issuer or any Restricted Subsidiary;

(4)	transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5)	transactions pursuant to agreements or arrangements in effect on the Issue Date, or any amendment, modification or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to the Issuer and the Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Issue Date;

(6)	the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date (on substantially the terms described in this Prospectus) and any similar agreements which it may enter into thereafter; provided, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date, shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect when taken as a whole;

(7)	any transaction in the ordinary course of business and otherwise in compliance with the terms of the Indenture that is fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or is on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(8)	the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer and the granting and performance of customary registration rights;

(9)	sales of accounts receivable, or participations therein or other transactions, in connection with any Receivables Facility;

(10)	payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, directors, managers or consultants of the Issuer, any direct or indirect parent company of the Issuer or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees, directors, manager or consultants which, in each case, are approved by the Issuer in good faith;

(11)	payments to any future, current or former employee, director, manager, officer, manager or consultant of the Issuer, any of its Subsidiaries or any direct or indirect parent company of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment and severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by the Issuer in good faith;

(12)	any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(13)	any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, in the ordinary course of business;

(14)	intellectual property licenses in the ordinary course of business;

(15)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of such Person is also a director of the Issuer or any other direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(16)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(17)	transactions with joint ventures entered into in the ordinary course of business, or approved by a majority of the board of directors of the Issuer.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)	(1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock; or

(2) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b)	make loans or advances to the Issuer or any Restricted Subsidiary; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including those arising under the Senior Credit Facilities, the Indenture, the notes and the Guarantees;

(2)	purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(5)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(9)	customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(10)	customary provisions contained in agreements and instruments, including but not limited to leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(11)	that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or such Restricted Subsidiary;

(12)	Hedging Obligations;

(13)	restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility; and

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant: (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Note Guarantees

The Issuer will not permit any of its Restricted Subsidiaries, other than a Guarantor or a special purpose Restricted Subsidiary formed in connection with a Receivables Facility, to guarantee the payment of (i) the Senior Credit Facilities or (ii) any other capital markets debt securities of the Issuer or a Guarantor in an aggregate principal amount that exceeds $100.0 million (other than Indebtedness payable to the Issuer or a Restricted Subsidiary) unless:

(a) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture substantially in the form provided as an exhibit to the Indenture providing for a Guarantee by such Restricted Subsidiary; provided, that, if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor’s Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes; and

(b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

The Indenture will provide that, notwithstanding that the Issuer may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Issuer will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the notes are outstanding, the annual reports, information, documents and other reports that the Issuer is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Issuer were so subject.

Notwithstanding the foregoing, the Issuer will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Issuer provides such information to the Trustee and the Holders by the date the Issuer would be required to file such information pursuant to the preceding paragraph. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to Holders.

Events of Default and Remedies

The following events constitute Events of Default under the Indenture with respect to the notes:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;

(3)	the failure to perform or comply with any of the provisions described under “Merger, Consolidation and Sales of All or Substantially All Assets”;

(4)	failure by the Issuer or any Restricted Subsidiary for 60 days after the receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) above) contained in the Indenture or the notes;

(5)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

(A)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and

(B)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $75.0 million or more at any one time outstanding;

(6)	failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $75.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)	certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

(8)	the Guarantee of any Guarantor that is a Significant Subsidiary shall for any reason cease to be in full force (except as contemplated by the terms thereof or by the Indenture) and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (7) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) of the first paragraph of this section with respect to the Issuer, all outstanding notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture (except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the notes, provided, such rescission would not conflict with any judgment of a court of competent jurisdiction and all amounts owing to the Trustee have been repaid. In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose,

(x)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(y)	the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or

(z)	if the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity satisfactory to it against any loss, liability or expense; and

(5)	Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

The Indenture will provide that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within ten Business Days, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Managers, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies, if any, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture and the notes will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have the Issuer’s and each Guarantor’s obligation discharged with respect to its Guarantee of the notes (“Legal Defeasance”) and cure all then existing Events of Default except for

(1)	the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Issuer’s obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a

Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash (in U.S. dollars), Government Securities, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A)	the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

(B)	since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) with respect to the notes shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to the notes issued thereunder, when either:

(a)	all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1)	all notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders of the notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee, without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(3)	the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Issuer has delivered irrevocable written instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Indenture requires a Holder, among other things, to furnish appropriate endorsements and transfer documents to the Issuer, Registrar and the Trustee, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes issued thereunder and any related Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

The Indenture will provide that, without the consent of each Holder of notes affected thereby, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

(1)	reduce the principal amount of the notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any such note or reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption”;

(3)	reduce the rate of or change the time for payment of interest on any such note;

(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders of the notes;

(5)	make any such note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the notes to receive payments of principal of or premium, if any, or interest on the notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder of the notes to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes; or

(9)	make any change to or modify the ranking of any such note or related Guarantee that would adversely affect the Holders of the notes.

Notwithstanding the foregoing, without the consent of any Holder of the notes, the Issuer, any Guarantor (with respect to any amendment relating to its Guarantee) and the Trustee may amend or supplement the Indenture, the notes and any related Guarantee:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6)	to secure the notes or add covenants for the benefit of the Holders of notes or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(8)	to provide for the issuance of Additional Notes in accordance with the Indenture;

(9)	to add a Guarantor or a parent guarantor under the Indenture; provided, that only the Issuer, the Trustee and the Guarantor or parent guarantor being added need to sign any such supplement or amendment;

(10)	to conform the text of the Indenture, Guarantees or the notes to any provision of this “Description of the Notes”; or

(11)	to amend the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the notes; provided, that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Neither the Issuer nor any of its Restricted Subsidiaries may, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made; notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing; notices sent by overnight delivery service will be deemed given when delivered; and notices given electronically will be deemed given when sent. Any notices required to be given to the holders of notes represented by global notes will be given to The Depository Trust Company.

Concerning the Trustee

The Indenture will contain certain limitations in the Trust Indenture Act on the rights of the Trustee, should it become a creditor of the Issuer or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer and Guarantors; however, if it acquires any conflicting interest as defined in the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Wells Fargo Securities, LLC, an affiliate of the trustee, is one of the Underwriters. A portion of the proceeds from the notes will be used to repay revolving credit facility borrowings to Wells Fargo Bank, National Association.

The Indenture will provide that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care of a prudent person would use in the conduct of his own affairs under the circumstances. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the notes in the continental United States. The initial Paying Agent will be the Trustee.

The Issuer will also maintain one or more registrars (each, a “Registrar”) with offices in the continental United States. The Issuer will also maintain a transfer agent in the continental United States. The initial Registrar will be the Trustee. The initial transfer agent will be the Trustee. The Registrar and the transfer agent will maintain a register reflecting ownership of any notes in certificated, non-global form outstanding from time to time and will make payments on and facilitate transfer of such notes in certificated, non-global form on the behalf of the Issuer.

The Issuer may change the Paying Agents, the Registrars or the transfer agents without prior notice to the Holders.

Governing Law; Jury Trial Waiver

The Indenture, the notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

The Indenture provides that the Issuer, the Guarantors and the Trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or any transaction contemplated thereby.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person. Such Indebtedness will be deemed to have been incurred at the time such other Person is merged with or into or became a Restricted Subsidiary.

“Additional Assets” means (i) any property or assets (other than current assets (as determined in accordance with GAAP), Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Similar Business; (ii) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary or (iii) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Measurement Period” means the most recently ended four fiscal quarters immediately preceding the applicable date of determination for which internal financial statements are available.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such note, and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”) of such note at , 2018, plus (ii) all required interest payments due on such note (excluding accrued but unpaid interest to the Redemption Date) through , 2018, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Asset Sale” means

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”), whether in a single transaction or a series of related transactions, in each case, other than:

(a)	any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged, unnecessary, unsuitable or worn out equipment or immaterial assets or goods (or other assets) held for sale or no longer used in the ordinary course of business or (iii) inventory or other assets in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture for which a Change of Control Offer is made;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $75.0 million;

(e)	any disposition of property or assets or issuance of securities to the Issuer or a Restricted Subsidiary;

(f)	any exchange of like property under Section 1031 of the Internal Revenue Code of 1986, or any comparable or successor provision, or any exchange of equipment to be used in a Similar Business;

(g)	the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h)	any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	foreclosures, condemnation, eminent domain or any similar action on assets;

(j)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease Back Transactions;

(l)	any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(m)	the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n)	the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(o)	the unwinding of any Hedging Obligations;

(p)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)	the lapse or abandonment of intellectual property rights in the ordinary course of business;

(r)	the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law; and

(s)	a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “—Repurchase at the Option of Holders—Asset Sales.”

“board of directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “board of directors” means the board of directors of the Issuer.

“Board Resolution” means with respect to the Issuer, a duly adopted resolution of the board of directors of the Issuer or any committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock,

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)	United States dollars,

(2)	Canadian dollars,

(3) (a)	euro, pounds sterling or any national currency of any participating member state in the European Union or

(b)	local currencies held from time to time in the ordinary course of business,

(4)	securities issued or directly and fully and unconditionally guaranteed or insured by (a) the United States government or any agency or instrumentality thereof, (b) any country that is a member state of the European Union or any agency or instrumentality thereof or (c) any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government,

(5)	certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, overnight bank deposits and money market deposits (or, with respect to foreign banks, similar instruments), in each case with (i) any lender under the Senior Credit Facilities or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6)	repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7)	commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,

(8)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof,

(9)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above and (10) through (12) below,

(10)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(11)	Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(12)	Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and

(13)	in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates for cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided, that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight overdraft facility that is not in default): ACH transactions, treasury or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than to the Issuer or one of its Subsidiaries;

(2)	the consummation of any transaction (including any merger or consolidation or purchase of Capital Stock) the result of which is that any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Issuer, or other Voting Stock into which the Voting Stock of the Issuer is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)	the Issuer consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Issuer.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization or write-off of financing costs and expenses and capitalized expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Indebtedness or derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (1) any one-time cash costs associated with breakage in respect interest rate Hedging Obligations with respect to Indebtedness, (2) penalties and interest relating to taxes, (3) accretion or accrual of discounted liabilities not constituting Indebtedness, (4) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (5) amortization or “write-off” of financing costs and expenses, (6) any expensing of bridge, commitment and other financing fees and (7) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(c)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss), of such Person and its Restricted Subsidiaries for such period, on a consolidated basis and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends on preferred stock issued by such Person (but not its Subsidiaries); provided, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including in relation to the Spin-off), severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, transition, integration and other restructuring and business optimization costs, charges, reserves or expenses (including related to acquisitions after the Issue Date and to the start-up, closure or consolidation of facilities), new product introductions, and one-time compensation charges shall be excluded,

(2)	the net income (loss) for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period,

(3)	any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5)	the net income (loss) for such period of any Person that is not a Restricted Subsidiary shall be excluded; provided, that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(7)	effects of adjustments in any line item in such Person’s consolidated financial statements in accordance with GAAP resulting from the application of purchase accounting (including in relation to the Spin-off), or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	(i) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items and to Hedging Obligations pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging (formerly Financing Accounting Standards Board Statement No. 133) and its related pronouncements and interpretations (or any successor provision) and (iii) any non-cash expense, income or loss attributable to the movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP, shall be excluded,

(9)	any impairment charge, asset write-off or write-down pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded,

(10)	(i) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, units or other rights to officers, directors, managers or employees and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,

(11)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)	accruals and reserves, contingent liabilities and any gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that were established or adjusted within twelve months after the Spin-off that are so required to be established as a result of the Spin-off in accordance with GAAP shall be excluded, and

(13)

to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, and any dividends, distributions, interest payments, return of capital, repayments or other transfers of assets to the Issuer or any Restricted Subsidiary from any Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Secured Indebtedness minus unrestricted cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries (such unrestricted cash and Cash Equivalents not to exceed $150.0 million), in each case, as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the applicable date of determination to (2) EBITDA of the Issuer for the Applicable Measurement Period, with such pro forma adjustments to Consolidated Total Secured Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio;” provided, that, for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with (x) the incurrence of any Indebtedness pursuant to clause (1) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness and Issuance of Disqualified Stock” or (y) the incurrence of any Lien pursuant to clause (20) of the definition of “Permitted Liens,” the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred or secured by such Lien, as the case may be, as being incurred as of the applicable date of determination and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time.

“Consolidated Total Assets” means the total assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness minus unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries (such unrestricted cash and Cash Equivalents not to exceed $150.0 million), in each case, as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date of determination to (2) EBITDA of the Issuer for the Applicable Measurement Period, with such pro forma adjustments to Consolidated Total Indebtedness, Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding Hedging Obligations) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and the Restricted Subsidiaries and (without double-counting) all preferred stock of Restricted Subsidiaries that are not the Issuer or Guarantors, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their Maximum Fixed Repurchase Prices, in each case, determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock means the maximum price, if any, at which such Disqualified Stock or preferred stock may be required to be redeemed or repurchased by the issuer thereof in accordance with its terms.

“Consolidated Total Secured Indebtedness” means, as at any date of determination, the amount of Consolidated Total Indebtedness that is Secured Indebtedness as of such date.

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided, that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control, asset sale or casualty or condemnation event, pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable at the option of the holder thereof, other than as a result of a change of control, asset sale or casualty or condemnation event, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital gains, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations deducted (and not added back) in computing Consolidated Net Income, plus

(b)

Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a)(2) through (a)(7) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income, plus

(d)	any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Equity Offering or other capital markets transaction, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses, charges or losses related to (i) the Spin-off, (ii) the offering of the notes and the Senior Credit Facilities and (iii) any amendment or other modification of the notes, the Senior Credit Facilities or other Indebtedness and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e)	any other non-cash charges, including any write-offs, write-downs, expenses, losses or items, to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(f)	the amount of any minority interest expense deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(g)	the amount of net cost savings, operating expense reductions and synergies projected by the Issuer in good faith to be realized as a result of specified actions taken or to be taken (which cost savings, operating expense reductions or synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (A) such cost savings, operating expense reductions or synergies are reasonably identifiable and factually supportable and (B) such actions have been taken or are to be taken within 18 months after the date of determination to take such action, plus

(h)	litigation costs and expenses for non-ordinary course litigation.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common equity or preferred stock of the Issuer or any direct or indirect parent company of the Issuer (excluding Disqualified Stock), other than

(1)	public offerings with respect to the Issuer’s or any of its direct or indirect parent company’s common equity registered on Form S-8 and

(2)	issuances to any Subsidiary of the Issuer or any employee benefit plan of the Issuer.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “—Events of Default and Remedies.”

“Excess Proceeds” has the meaning set forth in the fourth paragraph under “—Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in existence on the Issue Date, plus interest accruing (or the accretion of discount) thereon.

“Fair Market Value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the board of directors of the Issuer, whose determination will be conclusive for all purposes under the Indenture and the notes.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any applicable date of determination, the ratio of (1) EBITDA of such Person for the Applicable Measurement Period to (2) the Fixed Charges of such Person for such Applicable Measurement Period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the applicable date of determination, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period; provided, however, that, for purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to the first paragraph under “—Certain Covenants Limitation on Indebtedness and Issuance of Disqualified Stock,” the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred, as being incurred as of the applicable date of determination and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the applicable date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the Applicable Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, without duplication, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are expected to be realized (subject to compliance with the proviso to clause (g) of the definition of “EBITDA”)). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under any revolving credit facility computed on a pro forma basis shall be computed based upon (A) the average daily balance of such Indebtedness during the applicable period or (B) if such facility was created after the end of the applicable period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of determination; or, if lower, the maximum commitments under such revolving credit facility as of the applicable date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a)	Consolidated Interest Expense of such Person for such period, and

(b)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date. At any time after the Issue Date, the Issuer may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles as in effect on the date of such election in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts as of such date (except as otherwise provided in the Indenture); provided, that any such election, once made, shall be irrevocable; provided further, any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give written notice of any such election made in accordance with this definition to the Trustee and the holders of notes. Notwithstanding anything to the contrary in the Indenture, solely making the IFRS election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States, a member state of the European Union or any agency or instrumentality thereof, and the payment for which such government pledges its full faith and credit, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means each Restricted Subsidiary that guarantees the notes under the Indenture; provided, that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary will cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means a registered holder of the notes.

“Indebtedness” means, with respect to any Person,

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent,

(a)	in respect of borrowed money,

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(c)	representing the balance, deferred and unpaid, of the purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until such obligation, after 60 days of becoming due and payable, has not been paid and is reflected as a liability on the balance sheet of such Person in accordance with GAAP,

(d)	representing Capitalized Lease Obligations, or

(e)	representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any assets owned by such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such assets at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Issuer, not an Affiliate of the Issuer and qualified to perform the task for which it has been engaged.

“Inventory” means goods held for sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4)	corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(y)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means                     , 2015.

“Legal Holiday” means a Saturday, a Sunday or a day on which the Trustee or commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds and Fair Market Value of any Cash Equivalents received by the Issuer or a Restricted Subsidiary in respect of any Asset Sale (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received), net of (i) the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, brokerage and sales commissions, any relocation expenses and other fees and expenses incurred as a result thereof, taxes paid or payable as a result thereof (including in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Indebtedness of any Restricted Subsidiary required (other than pursuant to the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, (iii) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Issuer or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale and (v) any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer,” with respect to the Issuer or any other obligor upon the notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or any other individual designated as an “Officer” for the purposes of the Indenture by the board of directors of the Issuer.

“Officer’s Certificate” means, with respect to the Issuer or any other obligor upon the notes, a certificate signed by one Officer of such Person and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel (which may be subject to customary assumptions, exclusions, limitations and exceptions). The counsel may be an employee of or counsel to the Issuer or other counsel reasonably acceptable to the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or a Restricted Subsidiary and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Asset Sales” covenant.

“Permitted Investments” means:

(a)	any Investment in the Issuer or any Restricted Subsidiary;

(b)	any Investment in cash, Cash Equivalents or Investment Grade Securities;

(c)	any Investment by the Issuer or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment

(1)	such Person becomes a Restricted Subsidiary or

(2)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d)	any Investment in securities or other assets received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e)	any Investment existing on the Issue Date;

(f)	any Investment acquired by the Issuer or any Restricted Subsidiary:

(1)	(i) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) in settlement of delinquent accounts and disputes with customers and suppliers in the ordinary course of business, or

(2)	as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g)	Hedging Obligations permitted under clause (10) of the second paragraph of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(h)	any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.5% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (h) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (h) for so long as such Person continues to be a Restricted Subsidiary;

(i)	Investments the payment for which consists of Equity Interests of the Issuer (exclusive of Disqualified Stock); provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in “—Certain Covenants—Limitation on Restricted Payments”;

(j)	(i) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and (ii) guarantees of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(k)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (4), (7) and (12) of such paragraph);

(l)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, or other similar assets in the ordinary course of business, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m)

additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $100.0 million and (y) 5% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (m) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (m) for so long as such Person continues to be a Restricted Subsidiary;

(n)	Investments relating to any Receivables Subsidiary that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility or any repurchases in connection therewith;

(o)	advances to, or guarantees of Indebtedness of, employees in the aggregate not to exceed at any one time outstanding the greater of (x) $10 million and (y) 0.5% of Consolidated Total Assets at the time of such advance or guarantee;

(p)	loans and advances to officers, directors, managers and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer;

(q)	advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of the Restricted Subsidiaries;

(r)	intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(s)	Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Issuer and its Restricted Subsidiaries in connection with such plans;

(t)	Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Issuer or any Restricted Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(u)	Investments resulting from pledges or deposits described in clause (1) of the definition of the term “Permitted Liens”;

(v)	Investments that result solely from the receipt by the Issuer or any Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities; and

(w)	Investments if, on a pro forma basis after giving effect thereto including all related commitments for future Investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such Investment), the Consolidated Total Debt Ratio is less than 2.75 to 1.00.

“Permitted Liens” means, with respect to any Person:

(1)

pledges, deposits or security by such Person (i) under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of such Person in the ordinary course of business supporting obligations of such type, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’, landlords’, architects’ and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4)	Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	Survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness incurred pursuant to clause (1), (2), (4), (8), (10), (12), (15), (18) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided, however, that, in the case of (a) clause (4), such Lien may not extend to any assets other than the assets acquired with the Indebtedness incurred pursuant to clause (4), and (b) clause (8), such Lien may not extend to any assets other than assets owned by the Foreign Subsidiary incurring such Indebtedness;

(7)	Liens existing on the Issue Date (other than Liens incurred or to be incurred under the Senior Credit Facilities);

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Guarantor (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property and (c) the proceeds and products thereof);

(9)	Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided further, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10)	Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(11)	Liens securing Hedging Obligations and Cash Management Services incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses (including of intellectual property) to or from third parties granted in the ordinary course of business;

(14)	Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Guarantor;

(16)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiaries’ client at which such equipment is located;

(17)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (solely with respect to Liens securing Indebtedness incurred pursuant to clauses (2) or (4) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”), (7), (8), (9), (10), (11), (18) and (20) of this definition of “Permitted Liens”; provided, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property and after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property and (c) the proceeds and products thereof), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (solely with respect to Liens securing Indebtedness incurred pursuant to clauses (2) or (4) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”), (7), (8), (9), (10), (11), (18) and (20) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20)	Liens to secure Indebtedness incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided, that (x) no Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or after giving effect thereto and (y) the Consolidated Secured Debt Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom, would be no greater than 2.50 to 1.00;

(21)	other Liens securing obligations incurred in the ordinary course of business which obligations at any one time outstanding do not exceed the greater of (x) $50.0 million and (y) 2.5% of Consolidated Total Assets at the time of incurrence;

(22)	Liens arising out of judgments, decrees, orders or awards in respect of which the Issuer or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(23)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(25)	Liens deemed to exist in connection with repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(29)	the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30)	restrictive covenants affecting the use to which real property may be put; provided, that the covenants are complied with;

(31)	security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(32)	zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(33)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(34)

any Lien granted pursuant to a security agreement between the Issuer or any Restricted Subsidiary and a licensee of their intellectual property to secure the damages, if any, of such licensee resulting from the rejection by the Issuer or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Issuer or such Restricted Subsidiary; provided, that such Liens do not cover any assets other than the intellectual property subject to such license;

(35)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(36)	in the case of (A) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(37)	Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided, that such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(38)	Sale and Lease-Back Transactions (i) to the extent the proceeds thereof are used by the Issuer and the Restricted Subsidiaries to permanently repay outstanding Indebtedness of the Issuer or the Restricted Subsidiaries, (ii) with a term of not more than three years or (iii) incurred pursuant to clause (4) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(39)	Liens on property of the Issuer or a Restricted Subsidiary in favor of the United States of America or any State thereof or Ireland or the jurisdiction of organization of the Issuer, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, Ireland or the jurisdiction of organization of the Issuer, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(40)	banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided, that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness; and

(41)	in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under the Indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prospectus” means the prospectus dated                     , 2015, pursuant to which the initial notes were offered to potential purchasers.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or preferred stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or preferred stock in exchange or replacement for, such Indebtedness, Disqualified Stock or preferred stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided, that any assets received by the Issuer or the Restricted Subsidiaries in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of Capital Stock of a Person, unless upon receipt of the Capital Stock of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary in accordance with the Indenture, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facilities provided under the credit agreement dated October 15, 2014, among the Issuer, and the other borrowers and guarantors party thereto, the lenders party thereto from time to time in their capacities as lenders thereunder, and JPMorgan Chase Bank, N.A., as administrative agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above in the case of both clauses (1) and (2), to the extent permitted to be incurred under the terms of the Indenture, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinated in right of payment to the notes or the Guarantee of such Person, as the case may be; provided, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Issuer or any Subsidiary of the Issuer;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)	any Capital Stock;

(5)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(6)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1- 02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Subordinated Indebtedness” means

(a)	with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes and

(b)	with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor under the Indenture.

“Subsidiary” means, with respect to any Person,

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as the case may be, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Rate” means, as of any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to             , 2018; provided, that if the period from the redemption date to             , 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date and, to the extent required by law, as amended.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

“Underwriters” means J.P. Morgan Securities LLC and the other underwriters named in this Prospectus.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Issuer, as provided below) and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary (other than any Subsidiary of the Subsidiary to be so designated); provided, that

(a)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

(b)	such designation would be permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Investments” and

(c)	each of

(1)	the Subsidiary to be so designated and

(2)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation no Default shall have occurred and be continuing and either:

(1)	the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(2)	the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes initially will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for definitive notes in registered certificated form (“Certificated Notes”), and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a default with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

MATERIAL TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a U.S. holder (as defined below) who acquired our notes upon original issuance at their initial offering price.

A “U.S. holder” means a person that is for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the U.S.;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not address the effects of the Medicare contribution tax on net investment income or foreign, state, local or other tax considerations that may be relevant to U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of the notes whose “functional currency” is not the U.S. dollar; or

•	alternative minimum tax consequences, if any.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. In addition to interest on the notes (which includes any Irish tax withheld from the interest payments you receive), you will be required to include in income any Additional Amounts paid in respect of such Irish tax withheld. You may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Interest income (including any Additional Amounts) on a note generally will be considered foreign source income and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income. You will generally be denied a foreign tax credit for foreign taxes imposed with respect to the notes where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Sale, Exchange, Retirement or other Disposition of Notes

Your adjusted tax basis in a note will, in general, be your cost for that note. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income) and the adjusted tax basis of the note. Such gain or loss will be capital gain or loss and will generally be treated as U.S. source gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Generally, information reporting requirements will apply to all payments we make to you and the proceeds from a sale of a note paid to you, unless you are an exempt recipient. Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you may be subject to backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (the “IRS”).

Certain U.S. holders are required to report information relating to an interest in the notes, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in the notes. You are urged to consult your own tax advisors regarding information reporting requirements relating to your ownership of the notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations.

Irish Tax Considerations

The following is a summary of the principal Irish tax consequences for individuals and companies of ownership of the notes based on the laws and practice of the Irish Revenue Commissioners currently in force in Ireland and on discussions and correspondence with the Irish Revenue Commissioners. Legislative, administrative or judicial changes may modify the tax consequences described below. It deals with holders who beneficially own the notes as an investment. Particular rules not discussed below may apply to certain classes of taxpayers holding the notes, such as dealers in securities, trusts, insurance companies, related parties, collective investment schemes and individuals who have or may be deemed to have acquired the notes by virtue of an office or employment. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Prospective investors in the notes should consult their professional advisers on the tax implications of the purchase, holding, redemption or sale of the notes and the receipt of interest thereon under the laws of their country of residence, citizenship or domicile.

Taxation of Holders of the Notes

Withholding Tax

In general, tax at the standard rate of income tax (currently 20%), is required to be withheld from payments of Irish source interest which should include interest payable on the debt securities issued by Irish incorporated or Irish tax-resident entities. No such entity will be obliged to make a withholding or deduction for or on account of Irish income tax from a payment of interest on a debt security so long as the relevant debt security is a quoted Eurobond, namely a security which is issued by a company (such as Allegion), is listed on a recognized stock exchange (such as the NYSE) and carries a right to interest. To the extent that any Irish incorporated or Irish tax-resident entities make a payment of interest, we expect that the relevant debt securities will be listed on the NYSE or another recognized stock exchange. Provided that the debt securities issued by Irish incorporated or Irish tax-resident entities are interest bearing and are listed on a recognized stock exchange, interest paid on them can be paid free of withholding tax provided:

•	the person by or through whom the payment is made is not in Ireland; or

•	the payment is made by or through a person in Ireland and either:

•	the debt security is held in a clearing system recognized by the Irish Revenue Commissioners; DTC, Euroclear and Clearstream, Luxembourg are, amongst others, so recognized; or

•	the person who is the beneficial owner of the quoted Eurobond and who is beneficially entitled to the interest is not resident in Ireland and has made a declaration to a relevant person (such as a paying agent located in Ireland) in the prescribed form.

Thus, so long as the notes continue to be quoted on a recognized stock exchange and are held in a recognized clearing system, interest on the notes can be paid by any paying agent acting on behalf of Irish incorporated or Irish tax-resident entities without any withholding or deduction for or on account of Irish income tax. However, if the notes are not listed on a recognized stock exchange (such as the NYSE) or any of the other conditions in Section 64 of the Taxes Consolidation Act 1997 are not met on any interest payment date in respect of the notes, then we will, subject to the availability of another exemption, be required to deduct Irish withholding tax (currently at the rate of 20%) from payments of interest on the notes. If the notes continue to be quoted but cease to be held in a recognized clearing system, interest on the notes may be paid without any withholding or deduction for or on account of Irish income tax provided such payment is made through a paying agent outside Ireland.

Encashment Tax

In certain circumstances, Irish tax will be required to be withheld at the standard rate of income tax (currently 20%) from interest on any note, where such interest is collected or realized by a bank or encashment agent in Ireland on behalf of any holder. There is an exemption from encashment tax where the beneficial owner of the interest is not resident in Ireland and has made a declaration to this effect in the prescribed form to the encashment agent or bank.

Income Tax and Levies

Notwithstanding that a holder may receive interest on the debt securities free of withholding tax, the holder may still be liable to pay Irish tax with respect to such interest. Holders resident or ordinarily resident in Ireland who are individuals may be liable to pay Irish income tax, pay related social insurance (PRSI) contributions, and the universal social charge in respect of interest they receive on the notes.

Interest paid on the notes has an Irish source and therefore is within the charge to Irish income tax. In the case of holders who are non-resident individuals such holders may also be liable to pay the universal social charge in respect of interest they receive on the notes.

Ireland operates a self-assessment system in respect of tax and any person, including a person who is neither resident nor ordinarily resident in Ireland, with Irish source income comes within its scope.

There are a number of exemptions from Irish income tax available to certain non-residents. First, interest payments made by an Irish resident entity in the ordinary course of its business are exempt from income tax provided the recipient is not resident in Ireland and is a company resident in a Relevant Territory which imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory or, where the interest is exempted from the charge to Irish income tax under the terms of a double tax agreement which is either in force or which will come into force once all ratification procedures have been completed. Second, interest paid by an Irish tax-resident or Irish incorporated entity free of withholding tax under the quoted Eurobond exemption is exempt from income tax, where the recipient is a person not resident in Ireland and resident in a Relevant Territory. For these purposes, Relevant Territory means a Member State of the EU (other than Ireland) or a country with which Ireland has signed a double tax treaty and residence is determined under the terms of the relevant double tax treaty or in any other case, the law of the country in which the recipient claims to be resident. Interest falling within either of the above exemptions is also exempt from the universal social charge.

Notwithstanding these exemptions from income tax, a corporate recipient that carries on a trade in Ireland through a branch or agency in respect of which the notes are held or attributed, may have a liability to Irish corporation tax on the interest.

Relief from Irish income tax may also be available under the specific provisions of a double tax treaty between Ireland and the country of residence of the recipient.

Interest on the notes which does not fall within the above exemptions is within the charge to income tax, and, in the case of holders of the notes who are individuals, is subject to income tax, PRSI and the universal social charge. In the past the Irish Revenue Commissioners have not pursued liability to income tax in respect of persons who are not regarded as being resident in Ireland except where such persons have a taxable presence of some sort in Ireland or seek to claim any relief or repayment in respect of Irish tax. However, there can be no assurance that the Irish Revenue Commissioners will apply this treatment in the case of any holder.

Capital Gains Tax

A holder of notes will not be subject to Irish tax on capital gains on a disposal of the notes unless such holder is either resident or ordinarily resident in Ireland or carries on a trade or business in Ireland through a branch or agency in respect of which the notes were used or held.

Capital Acquisitions Tax

A gift or inheritance comprising of notes will be within the charge to capital acquisitions tax (which subject to available exemptions and reliefs will be levied at 33%) if either (i) the disposer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (or, in certain circumstances, if the disposer is domiciled in Ireland irrespective of his residence or that of the donee/successor) on the relevant date or (ii) if the notes are regarded as property situate in Ireland (i.e. if the notes are physically located in Ireland or if the register of the debt securities is maintained in Ireland).

Stamp Duty

The issue of the notes will not give rise to a charge to Irish stamp duty.

The transfer of the notes will not give rise to a charge to stamp duty where the notes meet all of the following conditions (which we expect to be the case):

•	they do not carry a right of conversion into stocks or marketable securities (other than loan capital) of a company having a register in Ireland or into loan capital having such a right;

•	they do not carry rights of the same kind as shares in the capital of a company, including rights such as voting right, a share in the profits or a share in the surplus on liquidation;

•	they are not issued for a price which is not less than 90% of their nominal value; and

•	they do not carry a right to a sum in respect of repayment or interest which is related to certain movements in an index or indices (based wholly or partly and directly or indirectly on stocks or marketable securities) specified in any instrument or other document relating to loan capital.

The transfer of the notes solely by way of delivery will not give rise to a charge to stamp duty.

Where no exemption applies, the transfer of the notes will give rise to a charge to Irish stamp duty at the rate of one percent of the higher of the market value or the consideration paid.

EU Savings Directive

Ireland has implemented the EU Savings Directive on the taxation of savings income into national law. Accordingly, any Irish paying agent making an interest payment on behalf of the issuer to an individual or certain residual entities resident in another Member State of the European Union or certain associated and dependent territories of a Member State will have to provide details of the payment and certain details relating to the holder (including the holder’s name and address) to the Irish Revenue Commissioners who in turn is obliged to provide such information to the competent authorities of the state or territory of residence of the individual or residual entity concerned. Allegion plc will be entitled to require holders of the notes to provide any information regarding their tax status, identity or residency in order to satisfy the disclosure requirements in the Savings Directive. Holders of the notes will be deemed by their subscription to have authorized the automatic disclosure of such information by Allegion plc or any other person to the relevant tax authorities.

On March 24, 2014 the Council of the European Union adopted a directive amending the EU Savings Directive which intends, when implemented, to amend and broaden the scope of the disclosure requirements. Member States have until January 1, 2016 to adopt national legislation necessary to comply with the amending directive. Notwithstanding the foregoing, on October 15, 2014 the European Commission stated that, in order to have just one standard of automatic information exchange and to avoid legislative overlaps with the proposed revision of the Administrative Cooperation Directive (introducing a new and enhanced standard of automatic information exchange), it is now considering the repeal of the EU Savings Directive. On March 18, 2015 the European Commission published a Proposal for a Council Directive repealing the EU Savings Directive. Adoption of the Proposal is expected in the forthcoming months. These revisions potentially could come into effect in 2017.

Taxation of Payments Under the Guarantees

Payments in the nature of interest, by any Irish incorporated or Irish tax-resident entity, under the guarantee may be liable to Irish tax. No such entity will be obliged to make any deduction or withholding for or on account of Irish tax provided that the payment under the guarantee is in respect of interest payable on a note to which the quoted Eurobond exemption described above applies.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets (as well as those plan assets that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts or an entity deemed to hold the assets of such plans) with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. The fiduciary of a Plan that proposes to purchase and hold any of the notes should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit between a Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, the issuer, the underwriters or any of their respective affiliates.

A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which an issuer, an underwriter or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the notes nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the notes. Any fiduciary of a governmental, non U.S. or such a church plan considering an investment in the notes should consult with its counsel before purchasing the notes to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under any applicable Similar Laws.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by the acquisition and holding of a Note, or any interest in a Note, each person who authorizes such acquisition and holding and each subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used to acquire or hold the Note, or any interest therein, constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the notes is appropriate for any Plan in general or whether such investment is appropriate for any particular plan or arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the notes described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as joint book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the initial public offering price less the underwriting discounts set forth on the cover page of this prospectus, the principal amount of notes listed next to its name in the following table:

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$
Goldman, Sachs & Co.
BNP Paribas Securities Corp.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC
BBVA Securities Inc.
Fifth Third Securities, Inc.
Mizuho Securities USA Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Total		$300,000,000

The underwriters are committed to purchase all the notes offered by us if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the notes directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and any such dealers may reallow, a concession not in excess of     % of the principal amount of the notes to certain other brokers or dealers. After the initial public offering of the notes, the offering price and other selling terms may be changed by the underwriters. Sales of the notes made outside of the United States may be made by affiliates of the underwriters.

The underwriting fee is equal to the public offering price less the amount paid by the underwriters to us for the notes. The following table shows the underwriting discounts and commissions to be paid to the underwriters.

	Per note		Total
Notes offered hereby		%	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

We have agreed that we will not, without the prior written consent of J.P. Morgan Securities LLC, during the period beginning on the date of this prospectus and continuing until the date 90 days after the expected settlement date of this offering, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any of our securities that are substantially similar to the notes, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The notes are new issues of securities, and there is currently no established trading market for the notes. We intend to apply for the notes to be listed on the NYSE. If the notes are not listed on the NYSE, we intend to list the notes on another securities exchange. If such listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. In addition, the underwriters have advised us that they intend to make a market in the notes prior to commencement of any trading on                     , but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships to us, for which they received or will receive customary fees and expenses. For example, certain of the underwriters and their respective affiliates are lenders or agents under our senior secured credit facilities. If the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters and their respective affiliates routinely hedge, and certain other of the underwriters and their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, which may include the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long and/or short positions in our debt or equity securities or loans, and may do so in the future.

The net proceeds from the offering will be used to repay borrowings under our revolving credit facility, as described under “Use of Proceeds.” As a result, J.P. Morgan Securities LLC, Goldman, Sachs & Co., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and Citigroup Global Markets Inc. or their respective affiliates will receive 5% or more of the net proceeds of the offering. Accordingly, these underwriters are deemed to have a “conflict of interest” within the meaning of Rule 5121 and the offering will be conducted in compliance with the applicable requirements of Rule 5121. Rule 5121 requires that a “qualified independent underwriter,” as defined in Rule 5121, participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. PNC Capital Markets LLC has agreed to act as a qualified independent underwriter for the offering. Aside from its relative portion of the underwriting discount set forth on the cover page of this prospectus, PNC Capital Markets LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify PNC Capital Markets LLC against certain liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. In addition, no underwriter that has a conflict of interest within the meaning of Rule 5121 will confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus in any jurisdiction where action for that purpose is required. The notes offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus, the accompanying prospectus, registration statement or any other offering material or advertisement in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus and the accompanying prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus in any jurisdiction in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issuance of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act (the “FSMA”) by us;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issuance or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the Republic of Ireland

Each of the underwriters has agreed in respect of the notes that it will not offer or sell such notes or take any other action with respect of the notes in Ireland otherwise than in conformity with the provisions of (a) the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3), including, without limitation, Regulations 7 and 152 thereof or any codes of conduct used in connection therewith and the provisions of the Investor Compensation Act 1998, (b) the Companies Act 2014, the Central Bank Acts 1942 to 2014 and any code of conduct rules made under Section 117(1) of the Central Bank Act 1989, (c) the Prospectus (Directive 2003/71/EC) Regulations 2005 and any rules issued under Section 1363 of the Companies Act 2014 by the Central Bank of Ireland and (d) the Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued under Section 1370 of the Companies Act 2014 by the Central Bank of Ireland.

Notice to Prospective Investors in Hong Kong

Each underwriter represents, warrants and agrees that (a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (b) it has not issued or had in its possession for the purposes of issuance, and will not issue or have in its possession for the purposes of issuance, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

Each underwriter acknowledges that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter represents, warrants and agrees that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act. The underwriters have agreed that they have not, directly or indirectly, offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the issuance of the notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP with respect to U.S. legal matters, and by Arthur Cox, special Irish counsel, with respect to Irish legal matters. The underwriters have been represented by Cravath, Swaine & Moore LLP. Certain matters concerning the laws of Indiana will be passed upon by Ice Miller LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

Allegion has been advised by its Irish counsel, Arthur Cox, that a judgment for the payment of money rendered by a court in the United States would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. In order to enforce a monetary judgment obtained in the United States in Ireland, separate proceedings have to be issued seeking an Irish judgment in the terms of the U.S. judgment. A summary procedure is available in circumstances where an applicant can establish that:

•	the U.S. judgment is for a definite sum;

•	the U.S. judgment is final and conclusive; and

•	the U.S. judgment is of a court which, as a matter of Irish law, is of competent jurisdiction.

Even if the matters referred to above are established by an applicant, an Irish court may on certain grounds refuse to enforce the U.S. judgment. These grounds include:

•	the U.S. judgment having being obtained by fraud;

•	the U.S. judgment violating Irish public policy;

•	the U.S. judgment being in breach of natural justice; or

•	the U.S. judgment being irreconcilable with an earlier judgment.

It may be difficult for a securityholder to effect service of process within the U.S. or to enforce judgments obtained against Allegion plc in U.S. courts. Allegion plc has agreed that it may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having Schlage Lock Company LLC, a Delaware limited liability company and wholly-owned subsidiary of Allegion plc, be its U.S. agent appointed for that purpose. Schlage Lock Company LLC is located at 11819 North Pennsylvania Street, Carmel, Indiana 46032. A judgment obtained against Allegion plc in a U.S. court would be enforceable in the United States but could be executed upon only to the extent Allegion plc has assets in the United States. An act that results in Allegion plc or its respective directors or officers being in breach of the civil liability provisions of U.S. law would not, by virtue of the breach of U.S. law, be actionable before a court in Ireland, although such act may potentially give rise to a cause of action under the local laws of Ireland.

$300,000,000

Allegion plc

    % Senior Notes due 2023

Joint Book-Running Managers

J.P. Morgan

Goldman, Sachs & Co.

BNP PARIBAS

BofA Merrill Lynch

Citigroup

Credit Suisse

Wells Fargo Securities

Co-Managers

BBVA

Fifth Third Securities

Mizuho Securities

MUFG

PNC Capital Markets LLC

TD Securities

US Bancorp

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

SEC registration fee	(1)
Printing and engraving expenses	(2)
Accounting fees and expenses	(2)
Legal fees and expenses	(2)
Blue Sky fees and expenses	(2)
Trustee’s expenses	(2)
Listing Fees	(2)
FINRA Fees	(2)
Fees of rating agencies	(2)
Miscellaneous	(2)

Total	(2)

(1)	To be determined. The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.
(2)	These fees are calculated based on the amount of securities offered and accordingly cannot be estimated at this time.

ITEM 15.	Indemnification of Directors and Officers

Allegion plc

Allegion plc is incorporated under the laws of Ireland.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

The Irish Companies Acts only permit a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the secretary. Any obligation of an Irish company which purports to indemnify a director or secretary of an Irish company over and above this will be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.

In addition, Allegion plc’s articles of association provides that every director and the secretary shall be entitled to be indemnified by Allegion plc against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Allegion plc and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.

Allegion plc will also indemnify any person who was, is or is threatened to be made a party to a Proceeding (defined below) by reason of the fact that he or she is or was an “officer” as such term is defined under the Exchange Act (excluding any director or secretary) as well as with individuals serving as director, officer or some other function of any other entity, to the fullest extent permitted under Irish law, as the same exists or may hereafter be amended. Such right shall include the right to be paid by Allegion plc expenses incurred in defending any such Proceeding in advance of its final disposition to the maximum extent permitted under Irish law, as the same exists or may hereafter be amended; provided that to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the officer or other covered person is not entitled to be indemnified under this article or otherwise. “Proceeding” means any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit, claim or proceeding, and any inquiry or investigation that could lead to such an action, suit, claim or proceeding.

Allegion plc has taken out directors and officers liability insurance, as well as other types of insurance, for Allegion plc’s directors, officers and secretary.

Allegion plc and two of its subsidiaries have entered into indemnification agreements with each of its directors and secretary that will provide for indemnification and expense advancement (except in cases where the company or any of its subsidiaries is proceeding against the indemnitee) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.

Allegion US Holding Company Inc.

Allegion US Holding Company Inc. (the “Company”) is a Delaware corporation. Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval of the Court of Chancery or the court in which such action or suit was brought if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred in connection therewith.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her under Section 145 of the DGCL.

Article Seventh of the Company’s certificate of incorporation provides that to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 147 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Article Eighth of the Company’s certification of incorporation provides that the Company may indemnify to the fullest extent not prohibited by law any person made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee benefit plan fiduciary, agent or employee of the Company or any predecessor of the Company or serves or served at the request of the Company or any predecessor of the Company as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint ventures, trust or other entity or enterprise. The indemnification provided in Article Eighth shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Company’s certificate of incorporation, the Company’s by-laws, any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (a) shall continue as to a person who has ceased to be a director, officer, employee benefit plan fiduciary, agent or employee and (b) shall inure to the benefit of the heirs, executors and administrators of such persons.

The Company’s bylaws also provide the Company shall indemnify, and reimburse for reasonable expenses, its officer, directors, employees and agents to the extent permitted by applicable law.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

Schlage Lock Company LLC

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

The operating agreement of Schlage Lock Company LLC provides that no member shall be liable under a judgment, decree or order of a court, or in any other manner, for its debts, liabilities or obligations. The operating agreement also provides that Schlage Lock Company LLC shall indemnify, defend and hold harmless each member, manager, officer and director from and against any claim or liability, and from any loss, cost or expense, including, but not limited to, actual attorneys’ fees and court costs, which may be asserted against, imposed on and/or incurred by it, by reason of any act performed for or on behalf of Schlage Lock Company LLC or in furtherance of its business or affairs, or any omission to act, except for acts and omissions that constitute intentional misconduct, gross negligence, fraud or other bad faith. The expenses of each member, manager, officer and director incurred in defending a civil or criminal action, suit or proceeding shall be paid by Schlage Lock Company LLC as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of a written commitment by or on behalf of the member, manager, officer and director to repay the amount if he, she or it is ultimately determined by a court of competent jurisdiction that he, she or it is not entitled to be indemnified by Schlage Lock Company LLC.

Von Duprin LLC

Section 23-18-2-2 of the Indiana Business Flexibility Act empowers an Indiana limited liability company to indemnify and hold harmless any member, manager, agent, or employee from and against any and all claims and demands, except in the case of action or failure to act by the member, agent, or employee which constitutes willful misconduct or recklessness and subject to any standards and restrictions set forth in a written operating agreement.

The operating agreement of Von Duprin LLC provides that no director shall be liable for monetary damages for breach of his or her duties if such breach did not (a) involve a knowing and culpable violation of law, (b) enable the director, or certain entities and individuals associated with the director, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty owed to Von Duprin LLC where the director was aware that the conduct or omission created an unjustifiable risk of serious injury to Von Duprin LLC, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to Von Duprin LLC, or (e) create liability under Indiana law which cannot be limited or made inapplicable. The operating agreement also provides that no member shall be liable under a judgment, decree or order of a court, or in any other manner, for its debts, liabilities or obligations. The operating agreement provides further that Von Duprin LLC shall indemnify, defend and hold harmless each member, manager, officer and director from and against any claim or liability, and from any loss, cost or expense, including, but not limited to, actual attorneys’ fees and court costs, which may be asserted against, imposed on and/or incurred by it, by reason of any act performed for or on behalf of Von Duprin LLC or in furtherance of its business or affairs, or any omission to act, except for acts and omissions that constitute intentional misconduct, gross negligence, fraud or other bad faith. The expenses of members, managers, officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by Von Duprin LLC as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of a written commitment by or on behalf of the respective member, manager, officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he, she or it is not entitled to be indemnified by Von Duprin LLC.

ITEM 16.	Exhibits

See the attached Exhibit Index, which is incorporated herein by reference.

ITEM 17.	Undertakings

The undersigned registrants hereby undertake:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned registrants offering securities will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of Allegion plc’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the appropriate registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carmel, Indiana, on the 11th day of September, 2015.

ALLEGION PLC

By:	/s/ David D. Petratis
David D. Petratis Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David D. Petratis and Patrick S. Shannon, each individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

******

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed below by the following persons in the capacities listed on the 11th day of September, 2015.

Signature	Title

/s/ David D. Petratis David D. Petratis	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Patrick S. Shannon Patrick S. Shannon	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Douglas P. Ranck Douglas P. Ranck	Vice President and Controller (Principal Accounting Officer)

/s/ Michael J. Chesser Michael J. Chesser	Director

/s/ Carla Cico Carla Cico	Director

/s/ Kirk S. Hachigian Kirk S. Hachigian	Director

Signature	Title

/s/ Dean I. Schaffer Dean I. Schaffer	Director

/s/ Martin E. Welch III Martin E. Welch III	Director

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carmel, Indiana, on the 11th day of September, 2015.

ALLEGION US HOLDING COMPANY INC.

By:	/s/ David D. Petratis
David D. Petratis President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David D. Petratis and Patrick S. Shannon, each individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

******

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed below by the following persons in the capacities listed on the 11th day of September, 2015.

Signature	Title

/s/ David D. Petratis David D. Petratis	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Patrick S. Shannon Patrick S. Shannon	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Douglas P. Ranck Douglas P. Ranck	Vice President and Controller (Principal Accounting Officer)

/s/ Jeffrey N. Braun Jeffrey N. Braun	Director, Senior Vice President and General Counsel

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carmel, Indiana, on the 11th day of September, 2015.

SCHLAGE LOCK COMPANY LLC

By:	/s/ David D. Petratis
David D. Petratis President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David D. Petratis and Patrick S. Shannon, each individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

******

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed below by the following persons in the capacities listed on the 11th day of September, 2015.

Signature	Title

/s/ David D. Petratis David D. Petratis	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Patrick S. Shannon Patrick S. Shannon	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Douglas P. Ranck Douglas P. Ranck	Vice President and Controller (Principal Accounting Officer)

/s/ Jeffrey N. Braun Jeffrey N. Braun	Director, Senior Vice President and General Counsel

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carmel, Indiana, on the 11th day of September, 2015.

VON DUPRIN LLC

By:	/s/ David D. Petratis
David D. Petratis President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David D. Petratis and Patrick S. Shannon, each individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

******

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed below by the following persons in the capacities listed on the 11th day of September, 2015.

Signature	Title

/s/ David D. Petratis David D. Petratis	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Patrick S. Shannon Patrick S. Shannon	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Douglas P. Ranck Douglas P. Ranck	Vice President and Controller (Principal Accounting Officer)

/s/ Jeffrey N. Braun Jeffrey N. Braun	Director, Senior Vice President and General Counsel

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.*

4.1	Form of Indenture among Allegion plc, Allegion US Holding Company Inc., Schlage Lock Company LLC, Von Duprin LLC and Wells Fargo Bank, National Association, as Trustee.

5.1	Opinion of Simpson Thacher & Bartlett LLP.

5.2	Opinion of Arthur Cox, Solicitors.

5.3	Opinion of Ice Miller LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges of Allegion plc.

23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

23.2	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.2).

23.3	Consent of Ice Miller LLP (included as part of Exhibit 5.3).

23.4	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (Allegion plc) (included as part of signature page).

24.2	Powers of Attorney (Allegion US Holding Company Inc.) (included as part of signature page).

24.3	Powers of Attorney (Schlage Lock Company LLC) (included as part of signature page).

24.4	Powers of Attorney (Von Duprin LLC) (included as part of signature page).

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, as Trustee under the Indenture.

*	To be filed by amendment or pursuant to a report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference.